Exhibit 11
EXECUTION VERSION
DELPHI-HIGHLAND EQUITY PURCHASE AND COMMITMENT AGREEMENT
          THIS DELPHI-HIGHLAND EQUITY PURCHASE AND COMMITMENT AGREEMENT (this “Agreement”), dated as of July 17, 2007, is made by and among Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Highland-Delphi Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (the “Investor”), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”). Capitalized terms used in the agreement have the meanings assigned thereto in the sections indicated on Schedule 1 hereto.
          WHEREAS, the Company and certain of its subsidiaries and affiliates (the “Debtors”) commenced jointly administered cases (the “Chapter 11 Cases”) under United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);
          WHEREAS, the Company intends to propose and submit to the Bankruptcy Court for its approval a plan of reorganization for the Debtors that is consistent with this Agreement, the Summary of Terms of Preferred Stock attached hereto as Exhibit A (the “Preferred Term Sheet”) and the terms of the plan framework term sheet proposed bankruptcy restructuring attached hereto as Exhibit B (the “PFTS”);
          WHEREAS, the Company has requested that the Investor participate in the plan of reorganization, and the Investor is willing to participate in the plan of reorganization, on the terms and subject to the conditions contained in this Agreement;
          WHEREAS, the Company has filed a motion and supporting papers (the “Motion”) seeking an order of the Bankruptcy Court (the “Initial Approval Order”) (i) approving and authorizing the Company to enter into this Agreement, (ii) authorizing the payment of the Commitment Fees, the Extension Fees, the Alternate Transaction Fee, and the Transaction Expenses provided for herein, and (iii) approving and authorizing the Company to enter into the PFTS, and the Bankruptcy Court has entered the Initial Approval Order;
          WHEREAS, Highland Capital and certain funds managed by Highland Capital (individually, a “Commitment Party” and, collectively, the “Commitment Parties”) collectively own all of the membership interests of the Investor; and
          WHEREAS, the Commitment Parties have provided, on the date hereof, commitment letters addressed to the Investor whereby each Commitment Party has confirmed its commitment to provide its pro rata portion of equity financing to the Investor on the terms and subject to the limitations set forth in the various commitment letters;

          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:
1.	Rights Offering.
(a)	The Company proposes to offer and sell shares of its new common stock, par value $0.01 per share (the “New Common Stock”) and shares of its new Series A Senior Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute at no charge to each holder (each, an “Eligible Holder”), including, to the extent applicable, the Investor, that number of rights (each, a “Right”) in respect of shares of Common Stock outstanding and held of record as of the close of business on a record date (the “Record Date”) to be set by the Board of Directors of the Company that will enable each Eligible Holder to purchase up to its pro rata portion of (i) approximately 61.05 million shares in the aggregate of New Common Stock (each, a “Share” or a “Common Share”) at a purchase price of $39.46 per Common Share (the “Common Purchase Price”), subject, in all events, to the Minimum Investor Allocation, and (ii) 450,000 shares in the aggregate of Preferred Stock (each, a “Preferred Share”) at a purchase price of $1,000.00 per Preferred Share (the “Preferred Purchase Price” and together with the Common Purchase Price, the “Purchase Price”), which Preferred Shares shall be created pursuant to a Certificate of Designations (the “Certificate of Designations”). The Common Shares offered in the Rights Offering may be referred to herein as the “Common RO Shares” and the Preferred Shares offered in the Rights Offering may be referred to herein as the “Preferred RO Shares” and the Common RO Shares and the Preferred RO Shares offered in the Rights Offering may be referred to herein collectively as the “RO Shares.”

(b)	The Company will conduct the Rights Offering pursuant to a plan of reorganization of the Debtors (such plan of reorganization, the “Plan”), which shall reflect the Company’s proposed restructuring transactions described in this Agreement and the PFTS.

(c)	The Rights Offering will be conducted as follows:
(i)	On the terms and subject to the conditions of this Agreement and subject to applicable law, the Company shall offer the RO Shares for subscription by holders of Rights as set forth in this Agreement, subject, in all events, to the Minimum Investor Allocation.

(ii)	Promptly, and no later than five (5) Business Days following the occurrence of both (1) the date that the Confirmation Order shall have been entered by the Bankruptcy Court and (2) the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the Rights Offering Registration Statement filed with the Securities and Exchange Commission (the “Commission”) as amended as necessary to complete the

Rights Offering contemplated pursuant to the terms hereof, the Company shall issue to each Eligible Holder, Rights to purchase up to its pro rata portion of the Common RO Shares and its pro rata portion of the Preferred RO Shares in the aggregate, subject, in all events, to the Minimum Investor Allocation relating to the Common RO Shares (the date of such distribution, the “Distribution Date”). The Company will be responsible for effecting the distribution of certificates representing the Rights, the Rights Offering Prospectus and any related materials to each Eligible Holder.

(iii)	The Rights may be exercised during a period (the “Rights Exercise Period”) commencing on the Distribution Date and ending at the Expiration Time. The Rights shall be transferable. “Expiration Time” means the date that is thirty days after the Distribution Date, or such later date and time as the Company, subject to the prior written approval of each of the Investor and Highland Capital, may specify in a notice provided to the Investor before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time. The Company shall use its reasonable best efforts to cause the effective date of the Plan (the “Effective Date”) to occur as promptly as reasonably practicable after the Expiration Time. For the purpose of this Agreement, “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close. Each Eligible Holder who wishes to exercise all or a portion of its Rights shall (i) during the Rights Exercise Period return a duly executed document to a subscription agent reasonably acceptable to the Company and each of the Investor and Highland Capital (the “Subscription Agent”) electing to exercise all or a portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the full Purchase Price of the number of RO Shares that the Eligible Holder elects to purchase by wire transfer of immediately available funds by the Expiration Time to an escrow account established for the Rights Offering.

(iv)	Unless otherwise required by the Investor and Highland Capital, there will be no over-subscription rights provided in connection with the Rights Offering.

(v)	As soon as reasonably practicable following the Effective Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of RO Shares to which such Eligible Holder is entitled based on such exercise, subject, in all events, to the Minimum Investor Allocation.

(vi)	The Company hereby agrees and undertakes to give the Investor by electronic facsimile transmission the certification by an executive officer of the Company of either (i) the number of RO Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the aggregate Purchase Price therefor, the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Investor’s commitment set forth in Section 2(a)(iv) is terminated (a “Satisfaction Notice”) as soon as practicable after the Expiration Time and, in any event, reasonably in advance of the Closing Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

(vii)	The Investor and Highland Capital shall use their commercially reasonable efforts to cause Lehman Brothers, as placement agent, to syndicate, in accordance with the next sentence hereof to one or more Ultimate Purchasers, subject to Sections 2(a) and 2(j) and the other provisions of this Agreement, its obligation to purchase the Unsubscribed Shares and, if applicable, the Minimum Investor Allocation at least three (3) Business Days prior to the effectiveness of the Rights Offering Registration Statement. The Investor and Highland Capital shall use commercially reasonable efforts to obtain valid and binding commitment letters in form reasonably acceptable to the Company from third parties whom are not Affiliates of the Investor or Highland Capital and will use commercially reasonable efforts, in accordance with the fees set forth herein and syndication efforts contemplated hereby, to cause Lehman Brothers to syndicate the obligation to purchase Unsubscribed Shares and, if applicable, the Minimum Investor Allocation in a manner such that no person or its Affiliates will beneficially own more than 15% of the New Common Stock following completion of the Rights Offering (excluding, with respect to the Investor and its Affiliates, any Direct Subscription Shares). Any persons to whom the Investor’s obligation to purchase Unsubscribed Shares is syndicated are referred to herein as “Syndication Purchasers”. The Company shall reasonably cooperate with the Investor, Highland Capital, and their representatives in connection with any syndication in accordance with this Agreement and, without limiting the generality of the foregoing, shall reasonably assist in preparing offering memoranda, private placement memoranda and similar documents, provide any information about the Company as reasonably requested by the Investor from time to time, participate in meetings and other “road show” or similar events, on a customary basis and on reasonable advance notice, as may be reasonably requested by the Investor or any placement agent or underwriter thereof, deliver and obtain customary opinion letters and request its independent accountants to provide customary “comfort” letters, along with any updates thereof, to the extent reasonably necessary or customary in similar transactions and otherwise take such actions and provide such documents as the Investor or any placement agent or underwriter thereof may reasonably request from time to time.

(viii)	Notwithstanding anything contained in this Agreement, the parties agree that the Company shall have the right, but not the obligation, at the Company’s option, to terminate the Rights Offering or take all actions that the Company determines are necessary or desirable to provide each Eligible Holder who validly exercised its Rights with the right to withdraw such Rights, in each case, solely in the event that both of the following are satisfied: (i) there are changes to the Plan after the Expiration Time that the Bankruptcy Court determines are materially adverse to the Eligible Holders and (ii) the Bankruptcy Court requires resolicitation of votes under Section 1126 of the Bankruptcy Code or provides Eligible Holders with an opportunity to change previously cast acceptances or rejections of the Plan.
2.	The Commitment; Fees and Expenses.
(a)	On the terms and subject to the conditions set forth in this Agreement:
(i)	the Investor agrees to subscribe for and purchase, or cause one or more of its Affiliates (each, a “Related Purchaser”) or Ultimate Purchasers pursuant to the following paragraphs and otherwise in accordance with this Agreement to subscribe for and purchase, from the Company, on the Closing Date, and the Company agrees to sell and issue to the Investor and each such Related Purchaser and Ultimate Purchaser, as applicable, on the Closing Date, 450,000 Preferred Shares (the “Direct Subscription Shares”) at the Preferred Purchase Price; and

(ii)	the Investor agrees to purchase, or cause one or more of Related Purchasers or Ultimate Purchasers pursuant to the following paragraphs and otherwise in accordance with this Agreement to purchase, from the Company, on the Closing Date, and the Company agrees to sell and issue to the Investor and each such Related Purchaser and Ultimate Purchaser, as applicable, on the Closing Date, for the Common Purchase Price or the Preferred Purchase Price, as applicable, that number of RO Shares issuable pursuant to the aggregate number of Rights that were not properly exercised by the Eligible Holders thereof during the Rights Exercise Period (such Common RO Shares in the aggregate, the “Common Unsubscribed Shares” and such Preferred RO Shares in the aggregate, the “Preferred Unsubscribed Shares” and such Common Unsubscribed Shares and such Preferred Unsubscribed Shares in the aggregate, the “Unsubscribed Shares”), rounded as the Investor may determine, in its sole discretion, to avoid fractional shares; provided, however, that, notwithstanding anything herein to the contrary, the Investor shall have the right and option (but not the obligation) to purchase, or cause one or more Related Purchasers or Ultimate Purchasers to purchase, the Minimum Investor Allocation from the Company on the Closing Date and, if the Investor elects to purchase, or cause one or more Related Purchasers or Ultimate Purchasers to purchase, the Minimum Investor Allocation, the

Company shall be obligated to sell and issue to the Investor and each such Related Purchaser and Ultimate Purchaser, as applicable, on the Closing Date, for the Common Purchase Price, at least ten percent (10%) of the Common RO Shares (the “Minimum Investor Allocation”). For the avoidance of doubt, the Minimum Investor Allocation shall include any and all Common Unsubscribed Shares and Preferred Unsubscribed Shares to be purchased by the Investor and any and all Related Purchasers and Ultimate Purchasers, but shall not include and shall be in addition to any and all Common RO Shares and Preferred RO Shares to be purchased by the Investor or any Related Purchaser or Ultimate Purchaser pursuant to a Right.
If the Common Unsubscribed Shares shall not be equal to at least the number of Common RO Shares contemplated by the Minimum Investor Allocation and the Investor elects to purchase, or cause one or more Related Purchasers or Ultimate Purchasers to purchase, a number of Common RO Shares contemplated by the Minimum Investor Allocation, then the number of Common RO Shares elected to be purchased by Eligible Holders (including, to the extent applicable, any and all Common RO Shares elected to be purchased by the Investor and any and all Related Purchasers and Ultimate Purchasers pursuant to validly exercised Rights) shall be automatically reduced without any further action on the part of any Eligible Holder on a pro rata basis as among such Eligible Holders by the number of Common RO Shares necessary to enable the Investor, Related Purchasers, and Ultimate Purchasers to purchase, the Minimum Investor Allocation (such Common RO Shares in the aggregate, the “Minimum Investor Allocation Shares”).
In connection with each of clauses (i) through (ii) above, until the third (3rd) Business Day immediately prior to the effectiveness of the Rights Offering Registration Statement with the Commission, the Investor shall have the right to arrange for one or more of Related Purchasers to purchase Investor Shares, by written notice to the Company, which notice shall be signed by the Investor and each Related Purchaser, shall contain the Related Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by the Related Purchaser of the accuracy with respect to it of the representations set forth in Section 4; provided, that the total number of Related Purchasers and Ultimate Purchasers together with the Investor shall not exceed the Maximum Number. The “Maximum Number” shall be 35 unless the Company consents to a higher number, such consent not to be unreasonably withheld; provided, that, nothing in this Agreement shall limit or restrict in any way the Investor’s or any Related Purchaser’s or Ultimate Purchaser’s ability to transfer or otherwise dispose of any Investor Shares or any interests therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and subject to applicable state securities laws and provided, further, that after the initial amendment to the Rights Offering Registration Statement, the Related Purchasers and Ultimate Purchasers will each be a “Qualified Institutional Buyer” under Rule 144A of the Securities Act.

The Unsubscribed Shares (including the Common Unsubscribed Shares and the Preferred Unsubscribed Shares), the RO Shares (including the Common RO Shares and the Preferred RO Shares) elected to be purchased by the Investor and any and all Related Purchasers and Ultimate Purchasers pursuant to validly exercised Rights, the Direct Subscription Shares, and the Minimum Investor Allocation Shares are referred to herein collectively as the “Investor Shares.” The term “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934 in effect on the date hereof.

(b)	As soon as practicable after the Expiration Time, and in any event reasonably in advance of the Closing Date, the Company will provide a Purchase Notice or a Satisfaction Notice to the Investor as provided above, setting forth a true and accurate determination of the aggregate number of Unsubscribed Shares, if any; provided, that on the Closing Date, on the terms and subject to the conditions in this Agreement, the Investor will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Investor to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(c)	Delivery of the Investor Shares will be made by the Company to the account of the Investor (or to such other accounts as the Investor may designate in accordance with this Agreement) at 10:00 a.m., New York City time, on the Effective Date (the “Closing Date”) against payment of the aggregate Purchase Price for the Investor Shares by wire transfer of immediately available funds in U.S. dollars to the account specified by the Company to the Investor at least 24 hours prior to the Closing Date.

(d)	All Investor Shares will be delivered with any and all issue, stamp, transfer, sales and use, or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

(e)	The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the Investor Shares will be delivered at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 on the Closing Date.

(f)	Subject to the provisions of Sections 2(a) and 2(j) hereof, the Investor may designate that (i) some or all of the Investor Shares be issued in the name of, and delivered to, one or more Related Purchasers and (ii) some or all of the Investor Shares be issued in the name of, and delivered to, one or more Ultimate Purchasers.

(g)	On the basis of the representations and warranties herein contained, the Company shall pay the following fees to the Investor in accordance with Section 2(h) or 12(f), as the case may be:

(i)	aggregate commitment fees of sixty million and seven hundred and fifty thousand dollars ($60,750,000) to compensate the Investor, Highland Capital and the Syndication Parties for their undertakings herein relative to Investor Shares (the “Commitment Fees”);

(ii)	an aggregate extension fee of $9,115,000, if the Closing Date has not occurred on or prior to January 31, 2008 and an aggregate extension fee of $9,115,000 if the Closing Date has not occurred on or prior to February 28, 2008 (collectively, the “Extension Fees”); and

(iii)	an Alternate Transaction Fee, if any, which shall be paid by the Company as provided in Section 12(f).
(h)	(i) Fifteen (15%) of the Commitment Fees shall be paid on the first Business Day following the Bankruptcy Court’s entry of the Initial Approval Order; (ii) thirty-five percent (35%) of the Commitment Fees shall be paid on the first Business Day following the earlier of (A) the Disclosure Statement Filing Date and (B) November 30, 2007; and (iii) the remaining fifty percent (50%) of the Commitment Fees shall be paid on the first Business Day following the earlier of (A) the Disclosure Statement Approval Date and (B) January 15, 2008. Payment of the Commitment Fees, the Extension Fees, and the Alternate Transaction Fee, if any, will be made by wire transfer of immediately available funds in U.S. dollars to the account specified by the Investor to the Company at least 24 hours prior to such payment. The Commitment Fees, the Extension Fees and the Alternate Transaction Fee, if any, will be nonrefundable and non-avoidable when paid. The provision for the payment of the Commitment Fees and Extension Fees are an integral part of the transactions contemplated by this Agreement and without this provision the Investor would not have entered into the Agreement and the Commitment Fees and Extension Fees shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

(i)	The Company will reimburse or pay, as the case may be, the out-of-pocket costs and expenses reasonably incurred by the Investor, Highland Capital, each Related Purchaser and each professional retained by the Investor or Highland Capital, including reasonable fees, costs and expenses of counsel to the Investor and Highland Capital and the reasonable fees, costs and expenses of one counsel to the collective Syndication Purchasers, in each case, to the extent incurred on or prior to the date hereof and on or before the first to occur of the date on which this Agreement terminates in accordance with its terms and the Effective Date (and reasonable post-closing costs and expenses relating to the Closing), in connection with (i) the transactions contemplated hereby (including investigating, negotiating and completing such transactions) and the Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions and the Chapter 11 Cases, and (ii) the syndication of the Unsubscribed Shares contemplated by this Agreement, including the preparation of documents, “road show” and similar events, including any placement agent or underwriting fees (collectively, “Transaction Expenses”), in the following manner:
(i)	to the extent Transaction Expenses are or were incurred prior to the date hereof by the Investor, or Highland Capital, such Transaction Expenses shall be paid promptly upon the Bankruptcy Court’s entry of the Initial Approval Order;

(ii)	to the extent Transaction Expenses are incurred by the Investor, Highland Capital, any Related Purchaser or with respect to counsel to the Syndication Purchasers on or after the date hereof, such Transaction Expenses shall be paid promptly upon submission to the Company of summary statements therefor by the Investor or Highland Capital, in each case, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated and, in any event, within 30 days of the submission of such statements; and

(iii)	the filing fee, if any, required to be paid in connection with any filings required to be made by the Investor, Highland Capital or any of their Affiliates under the HSR Act or any other competition laws or regulations shall be paid by the Company on behalf of the Investor, any Related Purchaser, any Ultimate Purchaser or Highland Capital when filings under the HSR Act or any other competition laws or regulations are made, together with all expenses incurred to comply therewith.
The provision for the payment of the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and without this provision neither the Investor nor Highland Capital would have entered into this Agreement and such Transaction Expenses shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code. In addition, (i) to the extent permitted under any order authorizing the Debtors to obtain post-petition financing and/or to utilize cash collateral then or thereafter in effect (each a “Financing Order”) the Transaction Expenses incurred from and after the date of entry of the Initial Approval Order shall be protected by and entitled to the benefits of the carve-out for professional fees provided in any such Financing Order. Notwithstanding anything herein to the contrary, the Company will not be obligated to reimburse or pay any Transaction Expenses in excess of $20,000,000 in the aggregate.

(j)	The Company acknowledges that the Investor and certain persons and entities that are not Affiliates of the Investor (collectively, including Syndication Purchasers, the “Ultimate Purchasers”) may enter into one or more agreements (the “Additional Investor Agreements”), pursuant to which the Investor may arrange for one or more Ultimate Purchasers to purchase certain of the Investor Shares. Each Additional Investor Agreement so entered into shall contain the Ultimate Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Ultimate Purchaser of the accuracy with respect to it of the representations set forth in Section 4, and a copy of such executed confirmation shall be provided to the Company at least three (3) Business Days prior to the effectiveness of Rights Offering Registration Statement. If the Investor proposes to enter into an Additional Investor Agreement prior to the Closing Date with any Ultimate Purchaser or proposes to transfer Investor Shares to any Related Purchaser in either case which would result in the Maximum Number being exceeded, the Investor agrees to notify the Company prior to entering into such agreement or effecting such transfer and will not undertake such agreement or effect such transfer without the consent of the Company, which shall not be unreasonably withheld. The Investor agrees that with respect to any offer or transfer to an Ultimate Purchaser prior to the Closing Date, the Investor shall not offer any Investor Shares to, or enter into any Additional Investor Agreement with, any person or entity that is not a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act; provided that the total number of Related Purchasers and Ultimate Purchasers together with the Investor pursuant to this Agreement shall not exceed the Maximum Number; provided, further, that nothing in this Agreement shall limit or restrict in any way the Investor’s or any Related Purchaser’s or Ultimate Purchaser’s ability to transfer or otherwise dispose of any Shares or any interest therein after the Closing Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities laws.
3.	Representations and Warranties of the Company. Except as set forth in a disclosure letter to be delivered to the Investor and Highland Capital (the “Disclosure Letter”), the Company represents and warrants to, and agrees with, the Investor and Highland Capital as set forth below. Any item disclosed in a section of the Disclosure Letter shall be deemed disclosed in all other sections of the Disclosure Letter to the extent the relevance of such disclosure or matter is reasonably apparent and shall qualify the representations and warranties contained in this Section 3. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement shall be deemed made as of the date of delivery of the Disclosure Letter (the “Disclosure Letter Delivery Date”) and as of the Closing Date:
(a)	Organization and Qualification. The Company and each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted. Each of the Company and its Subsidiaries has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For the purpose of this Agreement, “Material Adverse Effect” means (i) any material adverse effect on the business, assets (including intangible assets), results of operations, liabilities, property or condition (financial or otherwise) of the Company or its Subsidiaries, taken as a whole, or (ii) any material adverse effect on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g) below, to consummate the transactions contemplated by this Agreement or the Plan other than, in either case, any effect relating to or resulting from (i) changes in general economic conditions or securities or financial markets in general that do not disproportionately impact the Company and its Subsidiaries; (ii) general changes in the industry in which the Company and its Subsidiaries operate and not specifically relating to, or having a disproportionate effect on, the Companies and its Subsidiaries taken as a whole (relative to the effect on other persons operating in such industry); (iii) any changes in law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or interpretations thereof by any governmental authority which do not have a disproportionate effect on, the Company and its Subsidiaries; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism which do not have a disproportionate effect on, the Company and its Subsidiaries; (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with suppliers, customers or employees); (vi) any accounting regulations or principles or changes in accounting practices or policies that the Company or its Subsidiaries are required to adopt, including in connection with the audit of the Company’s financial statements in accordance with GAAP or any failure to timely file periodic reports or timely prepare financial statements and the costs and effects of completing the preparation of the Company’s financial statements and periodic reports; or (vii) any change in the market price or trading volumes of the Company’s securities (it being understood for the purposes of this subclause (vii) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (i) through (vi) may be taken into account in determining whether or not there has been a Material Adverse Effect). For the purposes of this Agreement, (x) a “Subsidiary” of any person means, with respect to such person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, has the power to elect a majority of the board of directors or similar governing body, or has the power to direct the business and policies, and (y) a “Significant Subsidiary” is a Subsidiary that satisfies the definition contained in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended.
(b)	Corporate Power and Authority.
(i)	The Company has or, to the extent executed in the future, will have when executed the requisite corporate power and authority to enter into, execute and deliver this Agreement and each other agreement to which it will be a party as contemplated by this Agreement and the PFTS (this Agreement and such other agreements collectively, the “Transaction Agreements”) and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(h) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Investor Shares. The Company has taken or will take all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Investor Shares.

(ii)	Prior to the execution by the Company and filing with the Bankruptcy Court of the Plan, the Company and each Subsidiary entering into the Plan will have the requisite corporate power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken by the Effective Date all necessary corporate actions required for the due authorization, execution, delivery and performance by it of the Plan.
(c)	Execution and Delivery; Enforceability.
(i)	Each Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Company, and, upon the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(h), each such document will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(ii)	The Plan will be duly and validly filed with the Bankruptcy Court by the Company and each of its Subsidiaries executing the Plan and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company and such Subsidiary, enforceable against the Company and such Subsidiaries in accordance with its terms.
(d)	Authorized and Issued Capital Stock. The authorized capital stock of the Company consists of (i) 1,350,000,000 shares of Common Stock and (ii) 650,000,000 shares of preferred stock, par value $0.10 per share. At the close of business on March 31, 2007 (the “Capital Structure Date”) (i) 561,781,590 shares of Common Stock were issued and outstanding, (ii) no shares of the preferred stock were issued and outstanding, (iii) 3,244,317 shares of Common Stock were held by the Company in its treasury, (iv) 85,978,864 shares of Common Stock were reserved for issuance upon exercise of stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units (each, an “Option” and, collectively, the “Options”) granted under any stock option or stock-based compensation plan of the Company or otherwise (the “Stock Plans”), and (v) 200,000 shares of Series A participating preferred stock were reserved for issuance pursuant to that certain Rights Agreement by and between the Company and BankBoston, N.A., as Rights Agent, dated as of February 1, 1999, as amended (the “Existing Shareholder Rights Plan”). All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and the holders thereof do not have any preemptive rights. Except as set forth in this Section 3(d) or issuances pursuant to the Stock Plans, at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities or voting interest in the Company have been issued or reserved for issuance or become outstanding, other than shares described in clause (iv) of the second sentence of this Section 3(d) that have been issued upon the exercise of outstanding Options granted under the Stock Plans and other than the shares to be issued hereunder or pursuant to the PFTS. Except as described in this Section 3(d), and except as will be required by the Plan, neither the Company nor any of its Subsidiaries is party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (w) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (y) restricts the transfer of any shares of capital stock of the Company or (z) relates to the voting of any shares of capital stock of the Company. On the Effective Date, the authorized capital stock of the Company and the issued and outstanding shares of capital stock of the Company will conform to the description set forth in the Preferred Term Sheet, the PFTS and the Plan. On the Effective Date, the authorized capital stock of the Company shall consist of such number of shares of New Common Stock as shall be set forth in the Amended and Restated Constituent Documents and 900,000 shares of Preferred Stock. On the Effective Date, assuming consummation of the transactions contemplated by this Agreement: (i) 131,008,658 shares of New Common Stock will be outstanding and (ii) 900,000 shares of Preferred Stock will be issued and outstanding.
(e)	Issuance. The Investor Shares to be issued and sold by the Company to the Investor hereunder, when the Investor Shares are issued and delivered against payment therefor by the Investor hereunder, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, rights of first refusal, subscription and similar rights, other than (i) any rights contained in the terms of the Preferred Shares as set forth in the Company’s Certificate of Incorporation and

(ii) any rights contained in any shareholders agreement to which one or more of the Investors shall be a party.
(f)	No Conflict. Subject to the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the distribution of the Rights, the sale, issuance and delivery of the Shares upon exercise of the Rights, the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Plan, the filing) by the Company of the Transaction Agreements and the Plan and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the PFTS and the consummation of the transactions contemplated herein and therein (including compliance by the Investor and Highland Capital with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent to be specified in the Plan, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties, and (iv) will not trigger the distribution under the Existing Shareholders Rights Plan of Rights Certificates (as defined therein) or otherwise result in the Investor being or becoming an Acquiring Person, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)	Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the distribution of the Rights, the sale, issuance and delivery of Shares upon exercise of the Rights or the Investor Shares to the Investor hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of the Transaction Agreements or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the Preferred Term Sheet and the PFTS and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) the registration under the Securities Act of the issuance of the

Rights and the Shares pursuant to the exercise of Rights, (iii) filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other comparable laws or regulations in any foreign jurisdiction relating to the Rights Offering or the sale or issuance of Investor Shares to the Investor, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Exchange to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of the Investor Shares by the Investor or the distribution of the Rights and the sale of Shares to Eligible Holders or (z) the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Arm’s Length. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Investor is not advising the Company or any other person or entity as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Investor shall have no responsibility or liability to the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Investor of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investor and shall not be on behalf of the Company, its Affiliates, or their respective shareholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies of the Investor with respect thereto.

(i)	Financial Statements. The financial statements and the related notes of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement and the Rights Offering Registration Statement and the Rights Offering Prospectus, comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulation of the Commission thereunder (the “Exchange Act”) and the Bankruptcy Code, as applicable, and present fairly or will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepting accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Company SEC Documents filed prior to the date hereof), and the supporting schedules included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement, the Rights Offering Registration Statement and the Rights Offering Prospectus, present fairly or will present fairly the information required to be stated therein; and the other financial information included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, has been or will be derived from the accounting records of the Company and its Subsidiaries and presents fairly or will present fairly the information shown thereby; and the pro forma financial information and the related notes included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus, have been or will be prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Company SEC Documents and will be set forth in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus.

(j)	Company SEC Documents and Disclosure Statement. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein, but not including the Rights Offering Registration Statement or other documents referred to in Section 3(k) below) with the Commission (“Company SEC Documents”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such Company SEC Documents. The Company has filed with the Commission all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. No Company SEC Document filed after December 31, 2005, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code. The Disclosure Statement, when submitted to the Bankruptcy Court and upon confirmation and effectiveness, and any future Company SEC Documents filed with the Commission prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(k)	Rights Offering Registration Statement and Rights Offering Prospectus. The Rights Offering Registration Statement, as of the Securities Act Effective Date, and the Rights Offering Registration Statement, as amended by any post-effective amendment thereto, as of the date of such post-effective amendment, will comply in all material respects with the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and as of the applicable filing date of the Rights Offering Prospectus, the Rights Offering Prospectus, and as of the filing date of any amendment or supplement thereto, the Rights Offering Prospectus, as so amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Distribution Date and the Expiration Date, the Investment Decision Package will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, at the time of use thereof, when considered together with the Investment Decision Package, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Preliminary Rights Offering Prospectus that is filed after the date hereof, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to any statements or omissions made in reliance on and in conformity with information relating to the Investor or the Ultimate Purchasers furnished to the Company in writing by the Investor or the Ultimate Purchasers expressly for use in the Rights Offering Registration Statement and the Rights Offering Prospectus and any amendment or supplement thereto.

For the purposes of this Agreement, (i) the term “Rights Offering Registration Statement” means the Registration Statement previously filed with the Commission and amended as necessary to contemplate the Rights Offering, including all exhibits thereto, as further amended as of the Securities Act Effective Date, and any post-effective amendment thereto that becomes effective; (ii) the term “Rights Offering Prospectus” means the final prospectus contained in the Rights Offering Registration Statement at the Securities Act Effective Date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act ), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Rights Offering Registration Statement; (iii) the term “Investment Decision Package” means the Rights Offering Prospectus, together with any Issuer Free Writing Prospectus used by the Company to offer the Shares to Eligible Holders pursuant to the Rights Offering, (iv) the term “Issuer Free Writing Prospectus” means each “issuer free writing prospectus” (as defined in Rule 433 of the rules promulgated under the Securities Act) prepared by or on behalf of the Company or used or referred to by the Company in connection with the Rights Offering, (v) the term “Preliminary Rights Offering Prospectus” means each prospectus included in the Rights Offering Registration Statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Rights Offering Registration Statement, at the time of effectiveness that omits information permitted to be excluded under Rule 430A under the Securities Act; and (vi) “Securities Act Effective Date” means the date and time as of which the Rights Offering Registration Statement, or the most recent post-effective amendment thereto, was declared effective by the Commission.

(l)	Free Writing Prospectuses. Each Issuer Free Writing Prospectus will conform in all material respects to the requirements of the Securities Act as of the date of first use or as otherwise provided for in Rule 433 under the Securities Act, and the Company will comply with all prospectus delivery and all filing requirements applicable to such Issuer Free Writing Prospectus under the Securities Act. The Company has retained in accordance with the Securities Act all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Securities Act.

(m)	Absence of Certain Changes. Since December 31, 2006, other than as disclosed in the Company SEC Documents filed prior to the date hereof, and except for actions to be taken pursuant to the Transaction Agreements and the Plan:
(i)	there has not been any change in the capital stock from that set forth in Section 3(d) or any material change in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock;

(ii)	no event, fact or circumstance has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)	neither the Company nor any of its Subsidiaries has made any changes with respect to accounting policies or procedures, except as required by law or changes in GAAP;

(iv)	neither the Company nor any of its Subsidiaries has paid, discharged, waived, compromised, settled or otherwise satisfied any material Legal

Proceeding, whether now pending or hereafter brought, (A) at a cost materially in excess of the amount accrued or reserved for it in the Company SEC Documents filed prior to the date hereof, (B) pursuant to terms that impose material adverse restrictions on the business of the Company and its Subsidiaries as currently conducted or (C) on a basis that reveals a finding or an admission of a material violation of law by the Company or its Subsidiaries;

(v)	other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has (A) made, changed or revoked any material Tax election, (B) entered into any settlement or compromise of any material Tax liability, (C) filed any amended Tax Return with respect to any material Tax, (D) changed any annual Tax accounting period, (E) entered into any closing agreement relating to any material Tax, (F) knowingly failed to claim a material Tax refund for which it is entitled, or (G) made material changes to their Tax accounting methods or principles;

(vi)	there has not been (A) any increase in the base compensation payable or to become payable to the officers or employees of the Company or any of its Subsidiaries with annual base compensation in excess of $500,000 (except for compensation increases in the ordinary course of business and consistent with past practice) or (B) except in the ordinary course of business and consistent with past practice, any establishment, adoption, entry into or material amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, or for the benefit of a group of employees or for any individual officer or employee with annual base compensation in excess of $500,000, in each case;

(vii)	except in a manner consistent with the Company’s transformation plan previously disclosed in the Company SEC Documents filed prior to the date hereof, (the “Transformation Plan”) neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (A) sales of inventory in the ordinary course of business consistent with past practice and (B) leases or licenses entered into in the ordinary course of business consistent with past practice; and

(viii)	except in a manner consistent with the Transformation Plan, neither the Company nor any of its Subsidiaries have acquired any business or entity material to the Company and its Subsidiaries, taken as a whole, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing.

(n)	Descriptions of the Transaction Agreement. The statements in the Rights Offering Registration Statement and the Rights Offering Prospectus insofar as they purport to constitute summaries of each of the Transaction Agreements, the Plan, the Initial Approval Order and the Confirmation Order, or the terms of statutes, rules or regulations, legal or governmental proceedings or contracts, will constitute accurate summaries in all material respects.

(o)	No Violation or Default; Compliance with Laws. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or by-laws or similar organizational documents. Neither the Company nor any of its Subsidiaries is, except as a result of the Chapter 11 Cases, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)	Legal Proceedings. Except as described in the Company SEC Documents filed prior to the date hereof, there are no legal, governmental or regulatory actions, suits, proceedings or, to the knowledge of the Company, investigations pending to which the Company or any of its Subsidiaries is or may be a party or to which any property of the Company or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, and no such actions, suits or proceedings or, to the knowledge of the Company, investigations are pending, threatened or contemplated, by any governmental or regulatory authority or by others. There are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not or will not be so described, and there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus or described in the Company SEC Documents or the Rights Offering Registration Statement or Rights Offering Prospectus that are not so filed or described.

(q)	Independent Accountants. Ernst & Young LLP (“E&Y”), the Company’s public accountants, are independent public accountants with respect to the Company and its Subsidiaries as required by the Securities Act.

(r)	Labor Relations. Except as set forth in the Company SEC Documents filed prior to the date hereof:
(i)	neither the Company nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by the Company or its Subsidiaries);

(ii)	neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iii)	there are no material current or, to the knowledge of the Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of the Company or any Subsidiary and no such activities have occurred during the past 24 months;

(iv)	no grievance, arbitration, litigation or complaint or, to the knowledge of the Company, investigations relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)	the Company and each of its Subsidiaries has complied and is in compliance in all respects with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and is not engaged in any material unfair labor practice as determined by the National Labor Relations Board (or any foreign equivalent) except where the failure to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi)	the Company has complied in all respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law, except to the extent that any noncompliance, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and

(vii)	the Company has complied and is in compliance in all material respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local law) to the extent applicable, and all material other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.
(s)	Title to Intellectual Property. The Company and its Subsidiaries own or possess valid and enforceable rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, “Intellectual Property”) used in the conduct of their respective businesses other than Intellectual Property, the failure to own or possess which has not had and would not reasonably be expected to have, individually or in the aggregate, Material Adverse Effect. All registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect, have not, except in accordance with the ordinary course practices of the Company and its Subsidiaries, lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry. The consummation of the transaction contemplated hereby and by the Plan will not result in the loss or impairment of any rights to use such Intellectual Property or obligate the Investor to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of this transactions. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of its and their trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such information, has been misappropriated or the subject of an unauthorized disclosure, except to the extent that such misappropriation or unauthorized disclosure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received any notice that it is or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property. No Intellectual Property rights of the Company or its Subsidiaries are being infringed by any other person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect. The conduct of the businesses of the Company and its Subsidiaries will not conflict in any respect with any Intellectual Property rights of others, and the Company and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others which has had or would in any such case be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)	Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other tangible and intangible properties (other than Intellectual Property covered by Section 3(s)) owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (i) are described in the consolidated balance sheets included in the Company SEC Documents filed prior to the date hereof or (ii) individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All of the leases and subleases to which the Company or its Subsidiaries are a party are in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms, and neither the Company nor any Subsidiary has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased property by under any such lease or sublease, except where any such claim or failure to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)	No Undisclosed Relationships. As of the date hereof, no relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described, except for the transactions pursuant to this Agreement.

(v)	Investment Company Act. As of the date hereof, the Company is not and, after giving effect to the consummation of the Plan, including the offering and sale of the Investor Shares and Shares upon exercise of Rights, and the application of the proceeds thereof, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(w)	Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents except any such licenses, certificates, permits or authorization the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as described in the Company SEC Documents filed prior to the date hereof and except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x)	Compliance with Environmental Laws.
(i)	The Company and its Subsidiaries have complied and are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders, including all civil and common law, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”);

(ii)	the Company and its Subsidiaries have (a) received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, (b) are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses or approvals, and (c) have paid all fees, assessments or expenses due under any such permits, licenses or approvals;

(iii)	the Company and its Subsidiaries have not received notice from any governmental authority of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, or for any violation of Environmental Laws;

(iv)	there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal of any hazardous or toxic substances or wastes, pollutants or contaminants), or to any real property currently or formerly owned or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law;

(v)	neither the Company nor any of its Subsidiaries has agreed to assume or accept responsibility for, by contract or otherwise, any liability of any other person under Environmental Laws;

(vi)	neither the Company nor any of its Subsidiaries is required or reasonably expected to incur material capital expenditures during the current and the subsequent five fiscal years to reach or maintain compliance with existing or reasonably anticipated Environmental Laws;

(vii)	none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any governmental or regulatory authority under any Environmental Laws; and

(viii)	none of the Company, nor any of its subsidiaries nor their respective predecessors has manufactured, marketed, distributed, or sold asbestos or any products containing asbestos.
except, in the case of each of subclauses (i) through (vi) and in subclause (viii) above, as disclosed in the Company SEC Documents filed prior to the date hereof, as have been, as of the date of this Agreement, adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(y)	Tax Matters. Except as described in the Company SEC Documents filed with the Commission prior to the date hereof:
(i)	The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby;

(ii)	all material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date have been or will, prior to the Closing, be timely paid in full or accrued and fully provided for in accordance with GAAP on the financial statements of the Company included in the Company SEC Documents;

(iii)	neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any material issue that has not been adequately provided for in accordance with GAAP in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof;

(iv)	all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable;

(v)	neither the Company nor any of its subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its subsidiaries are the only members);

(vi)	except for the tax sharing allocations and similar agreements entered into with General Motors Corporation (“GM”) at the time of the spin-off, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including any predecessors or affiliates thereof) under which the Company or any of its Subsidiaries would be liable for any material Taxes or other claims of any party;

(vii)	the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof; and

(viii)	the Company is not a party to any agreement other than certain Change In Control Agreements in the Company SEC Documents filed prior to the date hereof that would require the Company or any affiliate thereof to make any material payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.
For purposes of this Agreement, “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

(z)	Compliance With ERISA.
(i)	Correct and complete copies of the following documents, with respect to all material domestic and foreign benefit and compensation plans, programs, contracts, commitments, practices, policies and arrangements, whether written or oral, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, restricted stock, stock appreciation rights, stock based, incentive and bonus plans (the “Company Plans”), have been or will be delivered or made available to the Investor by the Company, to the extent applicable: (i) all material Company Plan documents, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all material trust documents, declarations of trust and other documents establishing other funding arrangements, and all amendments thereto and the latest financial statements thereof; (iii) the most recent annual report on IRS Form 5500 for each of the past three years and all schedules thereto and the most recent actuarial report; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications; and (vi) the two most recently prepared actuarial valuation reports.

(ii)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as described in the Company SEC Documents filed prior to the date hereof: (A) each Company Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), is in compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws; (B) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all Tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code; (C) no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (“Single-Employer Plan”) currently maintained or contributed to (or with respect to which an obligation to contribute has been undertaken), or the Single-Employer Plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”); (D) the Company and its Subsidiaries have not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate) that has not been satisfied in full and no condition or circumstance has existed that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan; (E) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan or by any Company ERISA Affiliate; (F) all contributions required to be made under the terms of any Company Plan have been timely made or have been reflected in the financial statements of the Company included in the Company SEC Reports filed prior to the date hereof; and (G) there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(iii)	Except as disclosed in the Company SEC Documents filed prior to the date hereof: (A) neither any Company Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has applied for or obtained a funding waiver; (B) the Company expects that required minimum contributions to any Company Plan under Section 412 of the Code will not be materially increased by application of Section 412(l) of the Code; (C) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code; and (D) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.
(aa)	Internal Control Over Financial Reporting. Except as set forth in the Company SEC Documents filed prior to the date hereof, the Company and its Subsidiaries (i) make and keep books and records that accurately and fairly represent the Company’s transactions, and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(bb)	Disclosure Controls and Procedures. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the Commission and other public disclosure documents.

(cc)	Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has (i) received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(dd)	No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in each case other than clause (iii) that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(ee)	Compliance with Money Laundering Laws. The Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Bank Secrecy Act, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ff)	Compliance with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company will not directly or indirectly use the proceeds of the Rights Offering or the sale of the Investor Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person that, to the Company’s knowledge, is currently subject to any U.S. sanctions administered by OFAC.

(gg)	No Restrictions on Subsidiaries. Except as described in the Company SEC Documents filed prior to the date hereof or otherwise set forth in the record of the Chapter 11 Cases on or prior to the date hereof, and subject to the Bankruptcy Code, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(hh)	No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Investor for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

(ii)	No Registration Rights. Except as provided for pursuant to the Registration Rights Agreement, no person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Rights Offering Registration Statement with the Commission or in connection with Rights Offering or the sale of the Investor Shares.

(jj)	No Stabilization. The Company has not taken and will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(kk)	Margin Rules. Neither the issuance, sale and delivery of the Rights or the Shares in connection with Rights Offering or the sale of the Investor Shares nor the application of the proceeds thereof by the Company as to be described in the Rights Offering Registration Statement and the Rights Offering Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(ll)	Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Company SEC Documents has been made or reaffirmed, and in the case of the Rights Offering Registration Statement and the Rights Offering Prospectus, will be made or reaffirmed, without a reasonable basis or has been disclosed other than in good faith.

(mm)	Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data to be included in the Disclosure Statement, Rights Offering Registration Statement and the Rights Offering Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(nn)	Rights Agreement. The Board of Directors of the Company has taken all necessary action to render the Existing Shareholder Rights Plan inapplicable to the sale and issuance of the Investor Shares and the other transactions contemplated hereby and by the Preferred Term Sheet, the Plan and the Transaction Agreements (including any offer, sale, or transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser).

(oo)	Takeover Statutes; Charter. The Board of Directors of the Company has taken, or will take prior to the filing by the Company with the Bankruptcy Court of a Disclosure Statement (the “Disclosure Statement Filing Date”), all such action necessary to render the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article IX of the Company’s Certificate of Incorporation inapplicable to the Investor, each Related Purchaser, each Ultimate Purchaser and Highland Capital and their respective Affiliates and the sale and issuance of the Investor Shares and the other transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the Plan and the Transaction Agreements (including any offer, sale, or transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser). Except for Section 203 of the DGCL (which has been rendered inapplicable), no other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Investor Shares or the other transactions contemplated by this Agreement, Preferred Term Sheet, the PFTS, the Plan and the Transaction Agreements. Other than Article IX of the Company’s Certificate of Incorporation, which has been rendered inapplicable, no anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Common Stock, the

Shares, the offer, sale and issuance of the Investor Shares or the other transactions contemplated by the Preferred Term Sheet, the Plan or the Transaction Agreements.

(pp)	Appaloosa/Cerberus Transaction. On July 7, 2007, the Company delivered a notice under Section 12(g) of that certain Equity Purchase and Commitment Agreement by and among A-D Acquisition Holdings, LLC, Harbinger Del-Auto Investment Company, Ltd., Dolce Investments LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, and the Company dated as of January 18, 2007 (as amended and supplemented, the “Appaloosa/Cerberus EPCA”) terminating such agreement.

(qq)	UAW MOU. On June 22, 2007, the Company entered into a Memorandum of Understanding (the “UAW MOU”) with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and GM. The UAW MOU has been ratified by the membership of the UAW and a true and complete copy thereof has been made available to the Investor and Highland Capital.
4.	Representations and Warranties of the Investor and Highland Capital. The Investor and Highland Capital represent and warrant, jointly and severally, and agree, jointly and severally, with the Company, as set forth below. Each such representation, warranty and agreement is made as of the date hereof and as of the Closing Date.
(a)	Incorporation. Each of the Investor and Highland Capital has been duly organized and, if applicable, is validly existing as a corporation, limited partnership or limited liability company, in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)	Corporate Power and Authority. Each of the Investor and Highland Capital has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement .

(c)	Execution and Delivery. This Agreement has been duly and validly executed and delivered by the Investor and Highland Capital and constitutes their valid and binding obligation, enforceable against them in accordance with its terms.

(d)	No Registration. Each of the Investor and Highland Capital understands that the Investor Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of the Investor and Highland Capital as expressed herein or otherwise made pursuant hereto.

(e)	Investment Intent. Subject to the Investor’s rights to arrange for Related Purchasers and Ultimate Purchasers to purchase certain of the Investor Shares in accordance with Sections 2(a) and 2(j) hereof, the Investor is acquiring the Investor Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

(f)	Securities Laws Compliance. The Investor Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws and any sale, syndication or placement of Investor Shares by the Investor pursuant to Section 1(c)(vii), 2(a) or 2(j) will not affect the validity of the private placement to the Investor under this Agreement of the Unsubscribed Shares and, if applicable, the Minimum Investor Allocation or result in the placement to the Investor under this Agreement of the Unsubscribed Shares and, if applicable, the Minimum Investor Allocation pursuant to this Agreement being integrated with the Rights Offering. The Investor has not and will not solicit offers for, or offer or sell, the Investor Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(g)	Sophistication. The Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder. The Investor is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Shares for an indefinite period of time). The Investor has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. It has also had an opportunity to ask questions of officers of the Company. It understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects but were not a thorough or exhaustive description.

(h)	No Conflict. The execution and delivery by each of the Investor and Highland Capital of each of the Transaction Agreements to which it is a party and the compliance by each of the Investor and Highland Capital with all of the provisions hereof and thereof and the Preferred Term Sheet and the PFTS and the consummation of the transactions contemplated herein and therein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor or Highland Capital is a party or by which the Investor or Highland Capital is bound or to which any of the property or assets of the Investor or Capital or any of their Subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or bylaws or similar governance documents of the Investor or Highland Capital, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Investor or Highland Capital or any of their properties, except in any such case described in subclause (i) for any conflict, breach, violation, default, acceleration or lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement.

(i)	Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Investor or Highland Capital or any of their properties is required to be obtained or made by the Investor or Highland Capital for the purchase of the Investor Shares hereunder and the execution and delivery by the Investor and Highland Capital of this Agreement or the Transaction Agreements to which it is a party and performance of and compliance by the Investor and Highland Capital with all of the provisions hereof and thereof and the Preferred Term Sheet and the PFTS and the consummation of the transactions contemplated herein and therein, except filings with respect to and the expiration or termination of the waiting period under the HSR Act or any comparable laws or regulations in any foreign jurisdiction relating to the purchase of Investor Shares and except for any consent, approval, authorization, order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement.

(j)	Arm’s Length. Each of the Investor and Highland Capital acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to the Investor and Highland Capital with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering). Additionally, each of the Investor and Highland Capital is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, except as specifically set forth in this Agreement. Each of the Investor and Highland Capital shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

(k)	No Violation or Default; Compliance with Laws. Each of the Investor and Highland Capital is not in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor or Highland Capital is a party or by which the Investor or Highland Capital is bound or to which any of the property or assets of the Investor or Highland Capital is subject, individually or in the aggregate, that would prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement. Each of the Investor and Highland Capital is not and has not been at any time since January 1, 2002, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement.

(l)	Legal Proceedings. There are no actions, suits or proceedings to which the Investor or Highland Capital is a party or to which any property of the Investor or Highland Capital is the subject that, individually or in the aggregate, has or, if determined adversely to the Investor or Highland Capital, would reasonably be expected to prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement and no such actions, suits or proceedings are threatened or, to the knowledge of the Investor and Highland Capital, contemplated and, to the knowledge of the Investor and Highland Capital, no investigations are threatened by any governmental or regulatory authority or threatened by others that has or would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact the Investor’s or Highland Capital’s performance of its obligations under this Agreement.

(m)	No Broker’s Fees. Each of the Investor and Highland Capital is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

(n)	No Undisclosed Written Agreements. Except as expressly contemplated by this Agreement or any of the Transaction Agreements, each of the Investor and Highland Capital has not entered into any material written agreements with Highland Capital or the Investor, respectively, or any Related Purchaser or Ultimate Purchaser directly relating to the Investor Shares or the performance of the Transaction Agreements, and any such written agreement hereafter entered into will be disclosed promptly to the Company.

(o)	Available Funds. The Investor has provided the Company with a true and complete copy of executed commitment letters from the parties signatory thereto to provide equity financing to the Investor (the “Equity Commitment Letters”).

Each of the Investor and Highland Capital represents that the Equity Commitment Letters are in full force and effect and are a valid and binding obligation of the Commitment Party signatory thereto enforceable in accordance with its terms except as the enforcement thereof is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The Equity Commitment Letters are not subject to any condition or contingency with respect to financing that is not set forth in such letter other than the terms and conditions of this Agreement.
5.	Additional Covenants of the Company. The Company agrees with the Investor and Highland Capital as set forth below.
(a)	Motion and Initial Approval Order. The Company agrees that it shall use reasonable best efforts to cause the Initial Approval Order to become the Approval Order as soon as practicable following the filing of the Motion.

(b)	Plan and Disclosure Statement. The Company shall authorize, execute, file with the Bankruptcy Court and shall thereafter seek confirmation of, a Plan and a related disclosure statement (the “Disclosure Statement”). At least ten (10) days prior to the filing of the Plan and the Disclosure Statement and at least two (2) business days before filing any amendment thereto, the Company will provide to the Investor and Highland Capital and their counsel a copy thereof, and a reasonable opportunity to review and comment on such documents. In addition, at least two (2) business days prior to the filing with the Bankruptcy Court, the Company will provide to the Investor, Highland Capital, and their counsel a copy of the Confirmation Order and a reasonable opportunity to review and comment thereon. As soon as practicable following the entry of an order by the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Approval Date”) and the effectiveness under the Securities Act of the Rights Offering Registration Statement, the Company shall distribute ballot form(s) in connection with the solicitation of acceptance of the Plan.

(c)	Rights Offering. The Company shall use its reasonable best efforts to effectuate the Rights Offering as provided herein, including the purchase of the Minimum Investor Allocation Shares.

(d)	Securities Laws; Rights Offering Registration Statement. The Company shall take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with the Securities Act and the Exchange Act and any state or foreign securities or Blue Sky laws. As promptly as practicable after the date hereof, the Company shall amend the Rights Offering Registration Statement with the Commission. The Company shall: (i) provide the Investor and Highland Capital with a reasonable opportunity to review the Rights Offering Registration Statement, and any amendment or supplement thereto, before any filing, amendment, or supplement, as applicable, with the Commission related thereto and shall duly consider in good faith any comments consistent with this Agreement and the PFTS, and any other reasonable comments of the Investor, Highland Capital and their counsel, and shall not reject such comments without first discussing the reasons therefor with the Investor, Highland Capital or their counsel and giving due consideration to the views of the Investor, Highland Capital and their counsel; (ii) advise the Investor and Highland Capital promptly after it receives notice thereof, of the time when the Rights Offering Registration Statement has been amended or has become effective or any Rights Offering Prospectus or Rights Offering Prospectus supplement has been filed and shall furnish the Investor and Highland Capital with copies thereof; (iii) advise the Investor and Highland Capital promptly after it receives notice of any comments or inquiries by the Commission (and furnish the Investor and Highland Capital with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Rights Offering Prospectus or Issuer Free Writing Prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Rights Offering Registration Statement or a Rights Offering Prospectus or for additional information, and in each such case, provide the Investor and Highland Capital with a reasonable opportunity to review any such comments, inquiries, request or other communication from the Commission and to review any amendment or supplement to the Rights Offering Registration Statement or the Rights Offering Prospectus before any filing with the Commission, and to duly consider in good faith any comments consistent with this Agreement and the PFTS, and any other reasonable comments of the Investor, Highland Capital and their counsel, and not reject such comments without first discussing the reasons therefor with the Investor, Highland Capital or their counsel and giving due consideration to the views of the Investor, Highland Capital and their counsel; and (iv) in the event of the issuance of any stop order or of any order preventing or suspending the use of a Rights Offering Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its reasonable best efforts to obtain its withdrawal.

(e)	Listing. The Company shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on the New York Stock Exchange or, if approved by each of the Investor and Highland Capital, the Nasdaq Global Select Market.

(f)	Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

(g)	Notification. The Company shall notify, or cause the Subscription Agent to notify the Investor and Highland Capital, on each Friday during the Rights Exercise Period and on each Business Day during the five Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Investor or Highland Capital, of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(h)	Unsubscribed Shares. The Company shall determine the number of Unsubscribed Shares, if any, in good faith, shall provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and shall provide to the Investor and Highland Capital a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as the Investor or Highland Capital may reasonably request.

(i)	HSR. The Company shall use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and seek all approvals or consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of Investor Shares hereunder, and shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. The Company shall file, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission on a reasonably practicable date following the Disclosure Statement Approval Date.

(j)	Clear Market. For a period of 180 days after the Closing Date (the “Restricted Period”), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of each of the Investor and Highland Capital, except for (A) Rights and New Common Stock issuable upon exercise of Rights, (B) shares of New Common Stock issued upon the exercise of any stock options outstanding as of the Effective Date and (C) the issuance of New Common Stock and other equity interests as set forth in the Preferred Term Sheet, the PFTS and pursuant to the Plan. Notwithstanding the foregoing, if (i) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (ii) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k)	Use of Proceeds. The Company will apply the net proceeds from the Rights Offering as set forth in the Plan or as provided in the Rights Offering Prospectus, as applicable.

(l)	No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

(m)	Reports. Beginning on the date hereof until the Closing Date and thereafter for so long as the Investor or any Related Purchaser or Ultimate Purchaser owns any Shares, the Company will furnish to the Investor and Highland Capital, respectively, as soon as they are available, copies of all reports or other communications (financial or other) furnished to holders of the Rights or the Shares, as the case may be, and copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange or automatic quotation system.

(n)	Conduct of Business. During the period from the date of this Agreement to the Closing Date (except as otherwise expressly provided by the terms of this Agreement (including the Disclosure Letter), the PFTS, the Plan or any other order of the Bankruptcy Court entered on or prior to the date hereof in the Chapter 11 Cases), the Company and its Subsidiaries shall carry on their businesses in the ordinary course (subject to any actions which are consistent with the Transformation Plan) and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Disclosure Letter, on and after the date on which the Business Plan is provided to the Investor, the Company and its Subsidiaries shall carry on their businesses in all material respects in accordance with the Business Plan and shall not enter into any transaction that would be inconsistent with the Business Plan and shall use its commercially reasonable efforts to effect the Business Plan. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including the Disclosure Letter), the PFTS, the Plan or any other order of the Bankruptcy Court entered as of the date hereof in these Chapter 11 Cases, prior to the Closing Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of each of the Investor and

Highland Capital, which consent shall not be unreasonably withheld, conditioned or delayed:
(i)	(A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	except for intercompany transactions and any financing activities which are consistent with the Company’s existing financing, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock at less than fair market value;

(iii)	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof, except (A) in the ordinary course of business consistent with past practice and (B) for transactions involving not in excess of $100 million in any 12 month period;

(iv)	sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $100 million in any 12 month period;

(v)	(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing in excess of $100 million in any 12 month period, except for (x) working capital borrowings and increases in letters of credit necessary in the ordinary course of business under the Company’s existing or any amended or replacement revolving credit facilities, and (y) indebtedness solely between the Company and its Subsidiaries or between such Subsidiaries or (B) except for transactions between the Company and any of its Subsidiaries or between such Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other individual or entity, other than customary advances of business and travel expenses to employees of the Company in the ordinary course of business consistent with past practice;

(vi)	enter into any new, or amend or supplement any existing, collective bargaining agreement, which is inconsistent with the Transformation Plan, this Agreement, the PFTS, the Plan and the GM Settlement;

(vii)	other than in the ordinary course of business consistent with past practice,(A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) knowingly fail to claim a material Tax refund for which it is entitled, or (G) make material changes to their Tax accounting methods or principles; or

(viii)	authorize any of, or commit or agree to take any of, the foregoing actions.
(o)	Actions Regarding Conditions. During the period from the date of this Agreement to the Closing Date, the Company shall not take any action or omit to take any action that would reasonably be expected to result in the conditions to the Agreement set forth in Section 9 not being satisfied.

(p)	GM Settlement. The Company shall, as soon as practicable and, in any case, not later than the Disclosure Statement Filing Date, agree on, and provide copies to the Investor and Highland Capital of, a settlement agreement (the “GM Settlement”) between the Company and GM. At least ten (10) days prior to the execution of the GM Settlement, the Company will provide to the Investor, Highland Capital and their counsel a reasonable opportunity to review and comment on the GM Settlement or any amendment thereto prior to such execution, delivery or filing with the Bankruptcy Court. Without limiting the foregoing, it is understood that the Company shall not enter into any other agreement with GM that is materially inconsistent with this Agreement, the PFTS, the Plan and the GM Settlement.

(q)	Access to Information. Subject to applicable law and existing confidentiality agreements between the parties, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford the Investor and Highland Capital (and each prospective Ultimate Purchaser that executes a confidentiality agreement reasonably acceptable to the Company, which agreement will provide that, unless otherwise determined by the Company, all contact between such Ultimate Purchaser, as applicable, and the Company shall be through the Investor or Highland Capital) and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access, throughout the period prior to the Closing Date, to the Company’s employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Investor and Highland Capital all information concerning its business, properties and personnel and from time to time as requested by the Investor or Highland Capital, meet with the Investor or Highland Capital and any representative thereof, including any Ultimate Purchaser and provide them with an update on any developments relating to the Plan, the Chapter 11 Cases or the transactions contemplated hereby, in each case, as may reasonably be requested by the Investor or Highland Capital; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or (iii) to violate any laws; provided, further, that the Company shall deliver to the Investor and Highland Capital a schedule setting in forth in reasonable detail a description of any information not provided to the Investor and Highland Capital pursuant to subclauses (i) through (iii) above. All requests for information and access made pursuant to this Section 5(q) shall be directed to the Chief Restructuring Officer or such other person as may be designated by such person.

(r)	[INTENTIONALLY OMITTED]

(s)	Financial Information. For each month, beginning for the month ended July 31, 2007 and until the Closing Date, the Company shall provide to the Investor and Highland Capital an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows for the month then ended within 30 days of the end of such month (the “Monthly Financial Statements”). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with the Company’s normal financial reporting practices. The Monthly Financial Statements shall fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates indicated and for the periods specified.

(t)	Business Plan. The Company shall provide to the Investor and Highland Capital , as soon as practicable and, in any case, at least ten (10) days prior to the Disclosure Statement Approval Date, a final five-year business plan approved by the Company’s board of directors and prepared in good faith and based on reasonable assumptions, which business plan shall reflect a final and binding GM Settlement (the “Business Plan”).

(u)	Financing Assistance. The Company and its Subsidiaries shall obtain debt financing on terms and from financing sources consistent with those contemplated by the debt financing term sheet attached hereto as Exhibit C and in amounts sufficient to consummate the transactions contemplated by this Agreement, the

Preferred Term Sheet, the PFTS, the GM Settlement and the Plan, such financing to be on then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees, and otherwise to be on terms that are acceptable to each of the Investor and Highland Capital not to be unreasonably withheld (the “Debt Financing”); provided, that if the Company delivers to Investor and Highland Capital definitive term sheets for any such proposed debt financing that have been approved by the Company’s board of directors and executed by the banks or other financing sources providing such debt financing reflecting then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees (a “Company Financing Proposal”), then Investor or Highland Capital shall inform the Company in writing (a “Financing Notice Proposal”) whether or not the Company Financing Proposal is acceptable to it within five (5) Business Days of its receipt of the definitive term sheets for such Company Financing Proposal. If, after the Company delivers to Investor and Highland Capital a Company Financing Proposal, Investor or Highland Capital fails to deliver a Financing Notice within five (5) Business Days or each of the following circumstances as set forth in (x), (y) and (z) below occurs, then the Company may terminate this Agreement and the transactions contemplated hereby may be abandoned: (x) Investor or Highland Capital delivers a Financing Notice in which it does not approve the Company Financing Proposal, (y) Investor and Highland Capital do not present to the Company, within thirty (30) days of the delivery of the Financing Notice by Investor or Highland Capital (the “Financing Decision Date Proposal”), an alternative written expression of interest to provide the Debt Financing on terms more favorable to the Company than the Company Financing Proposal with financial institutions reasonably acceptable to the Company (a “Preferred Debt Financing”) and (z) Investor or Highland Capital do not provide to the Company commitment letters executed by the banks or other financing sources providing such Preferred Debt Financing within sixty (60) days of the Financing Decision Date. Delphi shall use its reasonable best efforts to implement any Preferred Debt Financing and to fulfill its other obligations pursuant to this Section 5(u). Subject to applicable regulatory or NASD requirements, Lehman Brothers (or its Affiliates) shall be entitled to participate in such Debt Financing on market terms. The Company and its Subsidiaries shall execute and deliver any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents necessary or desirable to obtain the Debt Financing. The Company will (i) provide to the Investor, Highland Capital and their counsel a copy of all marketing information, term sheets, commitment letters and agreements related to the Debt Financing and a reasonable opportunity to review and comment on such documents prior to such document being distributed, executed or delivered or filed with the Bankruptcy Court, (ii) duly consider in good faith any comments of the Investor, Highland Capital and their counsel consistent with the Agreement and the PFTS and any other reasonable comments of the Investor, Highland Capital and their counsel and shall not reject such comments without first discussing the reasons therefor with the Investor, Highland Capital and their counsel and giving due consideration to the views of the Investor, Highland Capital and their counsel, and (iii) keep the Investor reasonably informed on a timely basis of developments in connection with the Debt Financing and provide the Investor with an opportunity to attend and participate in meetings and/or roadshows with potential providers of the Debt Financing.

(v)	Labor Agreements. The Company and its Subsidiaries shall use their reasonable best efforts to enter into tentative labor agreements or memoranda of understanding or other agreement (the “Labor Agreements”) with each of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers – Communications Workers of America (“IUE-CWA”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC (the “USW”). At least ten (10) days prior to the execution of any Labor Agreement, the Company will provide to the Investor and Highland Capital and their counsel a copy of any such Labor Agreement (other than the UAW MOU which has previously been made available) and a reasonable opportunity to review and comment on such document prior to such document being executed or delivered or filed with the Bankruptcy Court. The Company will also use commercially reasonable efforts to seek any required ratification of the Labor Agreements by the respective labor unions.

(w)	Other Actions by the Company.
(i)	Existing Shareholder Rights Plan. The Company and the Board of Directors of the Company (A) has taken all necessary action to amend the Existing Shareholder Rights Plan to provide that the Investor (including any Related Purchaser or Ultimate Purchaser) and Highland Capital shall not be deemed an “Acquiring Person” as defined in the Existing Shareholder Rights Plan and that the rights will not separate from the Common Stock pursuant to the Existing Shareholder Rights Plan as a result of entering into this Agreement or the PFTS or consummating the transactions contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PFTS or the Plan, and (B) will take all such action as is necessary to terminate the Existing Shareholder Rights Plan effective as of the Closing Date.

(ii)	Takeover Statutes and Charter. The Company and the Board of Directors of the Company has taken all action necessary (A) to ensure that no Takeover Statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PFTS or the Plan, (B) if any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or the Plan, to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions and (C) to ensure that this Agreement or any transaction contemplated hereby (including any transfer of Investor Shares to any Related Purchaser or Ultimate Purchaser) or by the Preferred Term Sheet, the PFTS or the Plan are approved for purposes of Article IX of the Company’s Amended and Restated Certificate of Incorporation, dated January 26, 1999, as amended to date, and that such provision shall not apply to the transactions contemplated hereby or by the Preferred Term Sheet, the PFTS or the Plan.
(x)	Agreement on Key Documentation. The Company shall use its commercially reasonable efforts to agree on or prior to the Disclosure Statement Filing Date on (a) the terms of the GM Settlement, (b) the agreements contemplated by Section 5(v), and (c) the terms of the Amended and Restated Constituent Documents, the Shareholders Agreement and the Registration Rights Agreement.

(y)	Investment Decision Package. If at any time prior to the Expiration Date, any event occurs as a result of which the Investment Decision Package, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend or supplement the Investment Decision Package to comply with applicable law, the Company will promptly notify the Investor and Highland Capital of any such event and prepare an amendment or supplement to the Investment Decision Package that is reasonably acceptable in form and substance to each of the Investor and Highland Capital that will correct such statement or omission or effect such compliance.

(z)	Appaloosa/Cerberus EPCA. The Company shall not have paid or pay the “Alternate Transaction Fee” (as defined in the Appaloosa/Cerberus EPCA) unless otherwise ordered by a final order of a court having jurisdiction. The Company shall also advocate and support this position with and in the Bankruptcy Court.
6.	Additional Covenants of the Investor and Highland Capital. The Investor and Highland Capital hereby agree, severally and not jointly, with the Company:
(a)	Information. To provide the Company with such information as the Company reasonably requests regarding the Investor and Highland Capital for inclusion in the Rights Offering Registration Statement and the Disclosure Statement.

(b)	HSR Act. To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications and to obtain all authorizations, approvals and consents that are necessary or advisable under the HSR Act and any comparable laws or regulations in any foreign jurisdiction so that any applicable waiting period shall have expired or been terminated thereunder and any applicable notification, authorization, approval or consent shall have been made or obtained with respect to the purchase of Investor Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement. The Investor or Highland Capital shall file or cause to be filed, to the extent that it is required to file, the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission on a reasonably practicable date following the Disclosure Statement Approval Date.

(c)	Bankruptcy Court Filings. To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Plan, the Disclosure Statement or the Confirmation Order or the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of the Confirmation Order consistent with this Agreement.

(d)	Reasonable Best Efforts. Each of the Investor and Highland Capital shall use its reasonable best efforts to take all actions, and do all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement and the Plan.
7.	Additional Joint Covenant of Company, the Investor and Highland Capital. Without limiting the generality of the undertakings pursuant to Sections 5(i) and 6(b), each of the Company, the Investor and Highland Capital shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the HSR Act and any comparable laws or regulations in any foreign jurisdiction to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any governmental authority, and filing, or causing to be filed, as promptly as reasonably practicable following the Disclosure Statement Approval Date, any required notification and report forms under other applicable competition laws with the applicable governmental antitrust authority. The parties agree that any filings under any laws or regulations in any foreign jurisdiction comparable to the HSR Act that are necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements shall be made after the filings in the United States described in Section 5(i) and 6(b) hereof have been made. The parties hereto shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. Subject to appropriate confidentiality safeguards, each party shall (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify counsel to the other party of, and if in writing, furnish counsel to the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the antitrust agency unless it consults with counsel to the other party in advance and, to the extent permitted by the agency, give the other party a reasonable opportunity to attend and participate thereat; (iv) furnish counsel to the other party with copies of all correspondence, filings and communications between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish counsel to the other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency. The parties hereto shall use their reasonable best efforts to cause the waiting periods under the applicable competitions laws to terminate or expire at the earliest possible date after the date of filing.
Notwithstanding anything in this Agreement, nothing shall require the Investor, Highland Capital or any of their respective Affiliates to dispose of any of their or their Subsidiaries’ or Affiliates’ assets or to limit their freedom of action with respect to any of the Company’s or their Subsidiaries’ businesses, or to consent to any disposition of the Company’s or the Company Subsidiaries’ assets or limits on the Company’s or the Company Subsidiaries’ freedom of action with respect to any of its or the Company Subsidiaries’ businesses, or to commit or agree to any of the foregoing, and nothing in this Agreement shall authorize the Company or any Company Subsidiary to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the transactions contemplated hereby or by any Transaction Agreement relating to antitrust or competition laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action relating to antitrust or competition laws.
8.	Reasonable Best Efforts.
          The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with the Investor and Highland Capital and to consummate and make effective the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement and the Plan, including using its reasonable best efforts (and causing its Subsidiaries to use their respective reasonable best efforts) as follows:
(a)	preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity; provided, that, notwithstanding the foregoing, in connection with obtaining such consents, the Company shall not, without the prior written consent of each of the Investor and Highland Capital in their sole discretion, pay or commit to pay any person or entity whose consent is being solicited in cash or other consideration to the extent such payment could reasonably be expected to prevent the Company from satisfying the condition set forth in Section 9(a)(xxv) hereof;

(b)	defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement or the Plan or any other agreement contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement or the Plan or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

(c)	executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement, or the Plan and to fully carry out the purposes of this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement or the Plan and the transactions contemplated hereby and thereby including, without limitation: (i) employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company’s board of directors based on the advice of Watson-Wyatt and reasonably acceptable to the Investor and Highland Capital); (ii) agreements and other arrangements acceptable to each of the Investor and Highland Capital or otherwise ordered by the Bankruptcy Court with respect to claims against the Company of former members of the Company’s management and members of the Company’s management, if any, who are resigning or being terminated in accordance with the implementation of the Plan; (iii) a shareholders agreement among the Company, the Investor, Highland Capital, and each Related Purchaser and Ultimate Purchaser and each other party thereto, as may be determined by the Investor, reasonably satisfactory to the Investor and Highland Capital (the “Shareholders Agreement”) which shall provide for the governance specifications set forth in Schedule I to the Preferred Term Sheet; (iv) a registration rights agreement (the “Registration Rights Agreement”) among the Company and the Investor and each Related Purchaser and Ultimate Purchaser, reasonably satisfactory to each of the Investor and Highland Capital to the extent that the material terms of the Registration Rights Agreement would have a material impact on the Investor’s or any Related Purchaser’s or Ultimate Purchaser’s proposed investment in the Company, and providing that the Company shall (A) as soon as practicable after the Closing Date, and in any event no later than seven (7) days after the Closing Date, prepare and file with the Commission a registration statement, including all exhibits thereto, pursuant to Rule 415 under the Securities Act registering offers and sales by the Investor and each Related Purchaser and Ultimate Purchaser of the Investor Shares (the “Resale Registration Statement” and, together with the final prospectus contained in the Resale Registration Statement as of its effective date (including information, if any, omitted pursuant to Rule 430A and subsequently provided pursuant to Rule 424(b) under the Securities Act), and any amended form of such prospectus provided under Rule 424(b) under the Securities Act or contained in a post-effective amendment to the Resale Registration Statement) and any issuer free writing prospectus as defined in Rule 433 under the Securities Act used in connection with the resale of such shares, the “Resale Registration Documents”); (B) cause the Resale Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof, and in any event no later thirty (30) days after the Closing Date; (C) obtain such comfort letters from the Company’s independent certified public accountants addressed to the Investor and each Related Purchaser and Ultimate Purchaser covering such matters of the type customarily covered by comfort letters and as the Investor and Highland Capital may reasonably request; and (D) cause a customary opinion or opinions and negative assurance statement, in customary form and scope from counsel to the Company to be furnished to the Investor and each Related Purchaser and Ultimate Purchaser; (v) an amended and restated certificate of incorporation and amended by-laws of the Company, in each case, that is consistent with this Agreement, the Preferred Term Sheet and the PFTS and reasonably satisfactory to each of the Investor and Highland Capital to the extent that the material terms of such certificate of incorporation and by-laws would have a material impact on the Investor’s or any Related Purchaser’s or Ultimate Purchaser’s proposed investment in the Company; provided, that the amended and restated certificate of incorporation of the Company to be effective immediately following the Effective Date shall prohibit (A) for so long as the Investor or Highland Capital or their respective Affiliates, as the case may be, owns any shares of Preferred Stock, any transactions between the Company or any of its Subsidiaries, on the one hand, and the Investor or Highland Capital or their respective Affiliates, as the case may be, on the other hand (including any “going private transaction” sponsored by the Investor or Highland Capital or their respective Affiliates) unless such transaction shall have been approved by directors constituting not less than 75% of the number of independent directors of the Company, and (B) any transaction between the Company or any of its Subsidiaries, on the one hand, and a director, on the other hand, other than a director appointed by holders of Preferred Stock, unless such transaction shall have been approved by directors having no material interest in such transaction (a “Disinterested Director”) constituting not less than 75% of the number of Disinterested Directors (such amended and restated certificate of incorporation and amended bylaws are herein referred to as the “Amended and Restated Constituent Documents”); and (vi) the Certificate of Designations that is consistent with the terms set forth in the Preferred Term Sheet and that, to the extent they have a material impact on the Investor’s proposed investment in the Company, are reasonably satisfactory to each of the Investor and Highland Capital. Subject to applicable laws and regulations relating to the exchange of information, the Investor, Highland Capital and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investor, Highland Capital or the Company, as the case may be, and any of their respective Subsidiaries and Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transactions contemplated by this Agreement or the Plan. In exercising the foregoing rights, each of the Company and the Investor and Highland Capital shall act reasonably and as promptly as practicable.
9.	Conditions to the Obligations of the Parties.
(a)	Subject to Section 9(b), the obligations of the Investor and Highland Capital hereunder to consummate the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:
(i)	Initial Approval Order. The Initial Approval Order shall have become the Approval Order. The “Approval Order” shall mean the Initial Approval Order of the Bankruptcy Court, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted.

(ii)	Plan, Confirmation Order, Business Plan and Certain Other Material Conditions.
(A)	The Plan as filed with the Bankruptcy Court and the Plan confirmed by the Bankruptcy Court by the Confirmation Order (the “Confirmed Plan”) shall be in form and substance reasonably satisfactory to the Investor and Highland Capital, and each such document shall be consistent in all material respects with this Agreement, the Preferred Term Sheet, the PFTS and the GM Settlement;

(B)	The Confirmation Order, the Disclosure Statement, and the order of the Bankruptcy Court approving the Disclosure Statement (the “Disclosure Statement Order”) shall be in form and substance reasonably satisfactory to the Investor and Highland Capital, and each such document (1) shall be consistent in all material respects with this Agreement, the Preferred Term Sheet, the PFTS and the GM Settlement, (2) shall provide for the release and exculpation of the Investor, Highland Capital, and their Affiliates, shareholders, partners, directors, officers, employees and advisors from any liability for participation in the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS and the Plan to the fullest extent permitted under applicable law and (3) has conditions to confirmation and the Effective Date of the Plan (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement, the PFTS and the GM Settlement;

(C)	The terms of the Certificate of Designations shall be consistent with the terms set forth in the Preferred Term Sheet;

(D)	Highland Capital shall have received reasonable evidence that Net Indebtedness of the Company as of the Closing Date is less than $7.0 billion. “Net Indebtedness” shall mean Indebtedness minus Cash. “Indebtedness” shall mean: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) commitments or obligations assuring a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) indebtedness described in clauses (i)-(iii) secured by an encumbrance on any assets or properties of the Company or any of its Subsidiaries, (v) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any Indebtedness, obligation or liability of a type described in clauses (i) through (iv) above, and (vi) for clauses (i) through (iv) above, all accrued interest thereon and all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to any prepayment of any obligations related thereto. For the purpose of this Section 9(a) “Cash”, Indebtedness and liabilities shall be determined in accordance with GAAP applied on a basis consistent with the Company’s financial statements included in the Company SEC Documents filed prior to the date hereof, and shall be determined on the basis that all required pension plan contributions to be made by the Company or any of its Subsidiaries pursuant to any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority or any requirement of the GM Settlement, any labor agreement or any other contract, agreement, arrangement or understanding prior to or contemporaneous with the Effective Time, shall have been made, whether or not they have actually been made.

(E)	The GM Settlement shall not be materially less favorable to the Company, the Investor or Highland Capital than the terms of the GM Settlement incorporated in the draft Business Plan dated February 28, 2007 and subsequently updated on April 5, 2007, which has been delivered to the Investor and Highland Capital;

(F)	The Business Plan, which incorporates the terms of the Labor Agreements and the GM Settlement, shall not be materially less favorable to the Company and its future financial performance or to the Investor or Highland Capital with respect to their proposed investment in the Company than the draft Business Plan dated February 28, 2007 and subsequently updated on April 5, 2007, which has been delivered to the Investor and Highland Capital;

(G)	The Amended and Restated Constituent Documents, the Shareholders Agreement and the Registration Rights Agreement shall have each been duly authorized and executed by the Company and in each case, in form and substance and with such terms as are reasonably satisfactory to Highland Capital and the terms of such documents are consistent in all material respects with this Agreement, the PFTS and the GM Settlement; and

(H)	The items included in the Disclosure Letter delivered to Highland Capital shall not be materially less favorable to the financial performance of the Company or to the Investor or Highland Capital with respect to their proposed investment in the Company than was disclosed to Highland Capital in its due diligence.
The conditions set forth in this subdivision (ii)(A), (B), (E), (F), and (H) shall be deemed to have been conclusively satisfied without further action by any Party on the Closing Date unless (x) with respect to the Plan, Confirmed Plan, Confirmation Order, Disclosure Statement, Disclosure Statement Order, Business Plan, GM Settlement, Disclosure Letter, and Labor Agreements delivered to Highland Capital prior to the Disclosure Statement Approval Date, (A) the Investor or Highland Capital has delivered (and has not withdrawn) a written deficiency notice to the Company reasonably asserting that this condition was not satisfied prior to the Disclosure Statement Approval Date and such notice provides reasonable specificity regarding such deficiency, (B) the Company has not cured such deficiency within the time period specified in Section 12(d)(vii) hereof and (C) the Investor or Highland Capital does not terminate this Agreement pursuant to and in accordance with Section 12(d)(vii) hereof within five days following the cure period specified therein; (y) with respect to any amendments or supplements to the Plan, Confirmed Plan, Confirmation Order, Disclosure Statement, Disclosure Statement Order, Business Plan, GM Settlement, and Labor Agreements occurring after the Disclosure Statement Approval Date and prior to the Confirmation Order Approval Date, (A) the Investor or Highland Capital has delivered (and has not withdrawn) a written deficiency notice to the Company reasonably asserting that such condition was not satisfied prior to the Confirmation Order Approval Date and such notice provides reasonable specificity regarding such deficiency, (B) the Company has not cured such deficiency within the time period specified in Section 12(d)(vii) hereof and (C) the Investor or Highland Capital does not terminate this Agreement pursuant to and in accordance with Section 12(d)(vii) hereof within five days following the cure period specified therein; or (z) with respect to any amendments or supplements to the Plan, Confirmed Plan, Confirmation Order, Disclosure Statement, Disclosure Statement Order, Business Plan, GM Settlement, and Labor Agreements occurring after the Confirmation Order Approval Date and prior to the Effective Date, (A) the Investor or Highland Capital has delivered (and has not withdrawn) a written deficiency notice to the Company reasonably asserting that such condition was not satisfied within five (5) business days of receipt of written notice of such amendment or supplement and such notice provides reasonable specificity regarding such deficiency, (B) the Company has not cured such deficiency within the time period specified in Section 12(d)(vii) hereof and (C) the Investor or Highland Capital does not terminate this Agreement pursuant to and in accordance with Section 12(d)(vii) hereof within five days following the cure period specified therein.
(iii)	Plan of Reorganization. The Company shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Company prior to the Closing Date.

(iv)	[INTENTIONALLY OMITTED]

(v)	Alternate Transaction. The Company shall not have entered into any letter of intent, memorandum of understanding, agreement in principle or other agreement (other than a confidentiality agreement on terms consistent with and not materially less favorable to the Company than those set forth in that certain Amended and Restated Confidential Information, Standstill and Nondisclosure Agreement, dated June 11, 2007, between Highland Capital and the Company) or taken any action to seek any Bankruptcy Court approval relating to, any Alternate Transaction (an “Alternate Transaction Agreement”). For the purpose of this Agreement, an “Alternate Transaction” means any plan, proposal, offer or transaction that is inconsistent with this Agreement, the PFTS and the GM Settlement or the Plan, other than a Chapter 7 liquidation.

(vi)	Change of Recommendation. There shall not have been a Change of Recommendation. For purposes of this Agreement, a “Change of Recommendation” shall mean, (i) the Company or its board of directors or any committee thereof shall have withheld, withdrawn, qualified or modified (or resolved or proposed to withhold, withdraw, qualify or modify), in a manner adverse to the Investor, its approval or recommendation of this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement or the Plan or the transactions contemplated hereby or thereby or (ii) the Company or its board of directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend (including by filing any pleading or document with the Bankruptcy Court), any Alternate Transaction.

(vii)	Confirmation Order. The Confirmation Order approving the Plan in form and substance approved by each of the Investor and Highland Capital in accordance with Section 9(a)(ii) above, shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order (the “Confirmation Order”). “Confirmation Order Approval Date” shall mean the date that the Confirmation Order shall have been entered by the Bankruptcy Court.

(viii)	[INTENTIONALLY OMITTED]

(ix)	Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and each of the Investor and Highland Capital in accordance with the Plan.

(x)	Registration Statement. The Rights Offering Registration Statement shall be effective not later than the Distribution Date and shall continue to be effective and no stop order shall have been entered by the Commission with respect thereto.

(xi)	Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

(xii)	Purchase Notice. The Investor shall have received a Purchase Notice from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased or a Satisfaction Notice.

(xiii)	Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

(xiv)	Consents. All other governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS and the Plan shall have been made or received.

(xv)	No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS and the GM Settlement.

(xvi)	Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifications, other than such qualifications contained in Sections 3(i) and 3(j)) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on and as of the Disclosure Letter Delivery Date and the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, other than with respect to the representations in Sections 3(b), 3(c), 3(d), 3(e), and 3(m)(ii) and 3(oo), which shall be true and correct in all respects. The representations and warranties of the Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other document delivered pursuant to this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor’s performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date which shall be true and correct only as of such specified date); except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(xvii)	Covenants. The Company shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

(xviii)	[INTENTIONALLY OMITTED]

(xix)	Financing. The Company shall have received the proceeds of the Debt Financing and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the

GM Settlement (to the extent the Company is to fund such transactions) and the Plan.

(xx)	[INTENTIONALLY OMITTED]

(xxi)	Management Compensation. The Company shall have (i) entered into employment agreements and other compensation arrangements with senior management of the Company relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions and other benefits on market terms (as determined by the Company’s board of directors based on the advice of Watson-Wyatt and reasonably acceptable to the Investor and Highland Capital); and (ii) resolved any claims of former executive officers, or executive officers that have resigned or been terminated, on terms acceptable to each of the Investor and Highland Capital or otherwise ordered by the Bankruptcy Court.
(b)	All or any of the conditions set forth in Section 9(a) may be waived in whole or in part by both the Investor and Highland Capital, acting together, in their sole discretion.

(c)	The obligation of the Company to issue and sell the Investor Shares is subject to the following conditions, provided that the failure of a condition set forth in Sections 9(c)(vii) through (x) to be satisfied may not be asserted by the Company if such failure results from the failure of the Company to fulfill an obligation hereunder:
(i)	Initial Approval Order. The Initial Approval Order shall have become the Approval Order.

(ii)	Antitrust Approvals. All terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any comparable regulations in any foreign jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any competition or antitrust authority shall have been made or obtained for the transactions contemplated by this Agreement.

(iii)	No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS and the GM Settlement.

(iv)	Representations and Warranties. The representations and warranties of the Investor, Highland Capital, each Related Purchaser and each Ultimate Purchaser contained in this Agreement or pursuant to Sections 2(a) or 2(j) shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect on the Investor’s performance of its obligations or similar qualifications) as of the Disclosure Letter Delivery Date and as of the Closing Date with the same effect as if made on the Disclosure Letter Delivery Date and the Closing Date (except for the representations and warranties made as of a specified date, which shall be true and correct only as such specified date), except with respect to the Investor’s representations in all Sections other than Sections 4(b) and 4(c) where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected, to prohibit, materially delay or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

(v)	Covenants. The Investor and Highland Capital shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects through the Closing Date.

(vi)	Bankruptcy Court Approval. This Agreement shall have been approved by the Bankruptcy Court and the approval of the Bankruptcy Court shall not have been modified, amended or withdrawn in any manner adverse to the Company.

(vii)	Confirmation Order. The Confirmation Order approving the Plan shall have been entered by the Bankruptcy Court and such order shall be non-appealable, shall not have been appealed within ten calendar days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such order.

(viii)	Conditions to Effective Date. The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived by the Company and each of the Investor and Highland Capital in accordance with the Plan.

(ix)	Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Disclosure Statement and the Expiration Time shall have occurred.

(x)	Financing. The Company shall have received the proceeds of the Debt Financing and the Rights Offering that, together with the proceeds of the sale of the Investor Shares, are sufficient to fund fully the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS, the GM Settlement (to the extent the Company is to fund such transactions) and the Plan.
(d)	All of the conditions set forth in Section 9(c) may be waived in whole or in part by the Company in its sole discretion.
10.	Indemnification and Contribution.
(a)	Whether or not the Rights Offering is consummated or this Agreement is terminated or the transactions contemplated hereby or the Plan are consummated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investor, Highland Capital, each Commitment Party, each Related Purchaser, each Ultimate Purchaser, their respective Affiliates and their respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, arising out of circumstances existing on or prior to the Closing Date (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding (“Proceedings”) instituted by a third party with respect to the Rights Offering, this Agreement or the other Transaction Documents, the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Investment Decision Package, the Resale Registration Documents, any amendment or supplement thereto or the transactions contemplated by any of the foregoing and shall reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing; provided, that the foregoing indemnification will not apply to Losses (i) arising out of or in connection with any Proceedings between or among any one or more Indemnified Persons, Related Purchasers and/or Ultimate Purchasers, any Additional Investor Agreement or the failure of such Indemnified Person to comply with the covenants and agreements contained in this Agreement with respect to the sale or placement of Investor Shares; or (ii) to the extent that they resulted from (a) any breach by such Indemnified Person of this Agreement, (b) gross negligence, bad faith or willful misconduct on the part of such Indemnified Person or (c) statements or omissions in the Rights Offering Registration Statement, any Preliminary Rights Offering Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto made in reliance upon or in conformity with information relating to such Indemnified Person furnished to the Company in writing by or on behalf of such Indemnified Person expressly for use in the Rights Offering Registration Statement, any Rights Offering Preliminary Prospectus, the Rights Offering Prospectus, any Issuer Free Writing Prospectus, the Resale Registration Documents or any amendment or supplement thereto. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party on the one hand and such Indemnified Person on the other hand as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of the Shares and the Investor Shares contemplated by this Agreement bears to (ii) the Commitment Fees paid or proposed to be paid to the Investor. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 10 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall bind and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b)	Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings with respect to which the Indemnified Person may be entitled to indemnification hereunder, such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 10. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any jurisdiction, approved by the Investor and Highland Capital, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c)	The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 10. Notwithstanding anything in this Section 10 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses aggregating in excess of $250,000 in connection with investigating, responding to or defending any Proceedings in connection with which it is entitled to indemnification or contribution pursuant to this Section 10, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than (x) 60 days after receipt by the Indemnifying Party of such request for reimbursement and (y) 30 days after receipt by the Indemnified Party of the material terms of such settlement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)	All amounts paid by the Company to an Indemnified Person under this Section 10 shall, to the extent the transactions contemplated hereby or the Plan are consummated and to the extent permitted by applicable law, be treated as adjustments to Purchase Price for all Tax purposes.
11.	Survival of Representations and Warranties, Etc.
(a)	The representations and warranties made in this Agreement shall not survive the Closing Date. Other than Sections 2(c), 2(d), 2(g), 2(h), 2(i), 2(j), 5(e), 5(f), 5(j), 5(k), 5(l), 5(m), 10, 11, 13, 14, 15, 16, 18 and 20, which shall survive the Closing

Date in accordance with their terms (except Section 5(l) which shall survive for 90 days following the Closing Date), the covenants contained in this Agreement shall not survive the Closing Date.

(b)	Other than with respect to Sections 2(g), 2(h) and 2(i) and Sections 10 through 18, which shall continue and survive any termination of this Agreement, (i) the Investor and Highland Capital may not assert any claim against the Company (both as Debtors-in-possession or the reorganized Debtors), and the Company (both as Debtors-in-possession or the reorganized Debtors), may not assert any claim against the Investor or Highland Capital, in either case, arising from this Agreement other than for willful breach, and (ii) each of the Investor and Highland Capital hereby releases the Company (both as Debtors-in-possession and the reorganized Debtors) from any such claims, and the Company (both as Debtors-in-possession or the reorganized Debtors) hereby releases the Investor and Highland Capital from any such claims. Notwithstanding the foregoing (w) the aggregate liability of the Investor and Highland Capital under this Agreement for any reason (under any legal theory) including for any willful breach occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, (x) the aggregate liability of the Investor and Highland Capital under this Agreement for any reason (under any legal theory) including for any willful breach occurring after the Disclosure Statement Approval Date shall not exceed $250 million, (y) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory) including for any willful breach occurring on or prior to the Disclosure Statement Approval Date shall not exceed $100 million, and (z) the aggregate liability of all of the Debtors under this Agreement for any reason (under any legal theory) including for any willful breach occurring after the Disclosure Statement Approval Date shall not exceed $250 million. Under no circumstances shall the Investor or Highland Capital be liable to the Company (as Debtors-in-possession or reorganized Debtors) for any punitive damages under this Agreement or any Equity Commitment Letter. Under no circumstances shall the Company (both as Debtors-in-possession and reorganized Debtors) be liable to the Investor or Highland Capital for any punitive damages under this Agreement.
12. Termination.
               This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:
(a)	by mutual written consent of the Company and both of the Investor and Highland Capital;

(b)	by the Investor or Highland Capital if any of the Chapter 11 Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or an interim or permanent trustee shall be appointed in any of the Chapter 11 Cases, or a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases;

(c)	by any party to this Agreement if any statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority or any judgment, injunction, decree or order of any federal, state or foreign court shall have become final and non-appealable, that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS or the GM Settlement;

(d)	by the Investor or Highland Capital upon written notice to the Company:
(i)	if the Initial Approval Order has not become the Approval Order on or before September 15, 2007; provided, that notice of termination pursuant to this Section 12(d)(i) must be given on or prior to September 30, 2007;

(ii)	if the Company has not delivered the Disclosure Letter to the Investor and Highland Capital at least ten (10) days prior to the Disclosure Statement Approval Date;

(iii)	on or after March 31, 2008 (such date, being the “Closing Date Outside Date”), provided that the Closing Date has not occurred by such date;

(iv)	on or after January 31, 2008, if the Bankruptcy Court has not entered an order approving the Disclosure Statement;

(v)	on or after February 1, 2008 if the first Extension Fee has not been paid and on or after March 1, 2008 if the second Extension Fee has not been paid;

(vi)	if the Company, the Investor, or Highland Capital shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(a)(xvi) or (xvii) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company or the Investor by the Investor or Highland Capital and (B) the third (3rd) Business Day prior to the Closing Date Outside Date; provided, that the right to terminate this Agreement under this Section 12(d)(v) shall not be available to the Investor if breach is the cause of the failure of the condition in Section 9(a)(xvi) or (xvii) to be satisfied;

(vii)	no later than five days after both of the following have occurred: (A) the Investor or Highland Capital has delivered a deficiency notice in accordance with Section 9(a)(ii) hereof and (B) the Company has not cured the deficiency identified therein within fifteen days after receipt of such notice; or

(viii)	if (A) there shall have been a Change of Recommendation or (B) the Company shall have entered into an Alternate Transaction Agreement;
(e)	by the Company upon written notice to the Investor and Highland Capital:
(i)	if the Investor or Highland Capital shall have breached any provision of this Agreement, which breach would cause the failure of any condition set forth in Section 9(c)(iv) or (v) hereof to be satisfied, which failure cannot be or has not been cured on the earliest of (A) the tenth (10th) Business Day after the giving of written notice thereof to the Company by the Investor and Highland Capital and (B) the third (3rd) Business Day prior to the Closing Date Outside Date;

(ii)	if the Company enters into any Alternate Transaction Agreement; provided, that the Company may only terminate this Agreement under the circumstances set forth in this Section 12(e)(ii) if: (x) the Company’s board of directors has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisors, that such Alternate Transaction is a Superior Transaction and the failure to enter into such an Alternate Transaction Agreement would result in a breach of the applicable fiduciary duties of the board of directors, (y) before taking such action the Company has given the Investor at least ten (10) Business Days’ (or, in the event of any Alternate Transaction that has been materially revised or modified, at least five (5) Business Days’) prior written notice (the “Consideration Period”) of the terms of such Alternate Transaction and of its intent to take such action, and, during the Consideration Period, the Company has, if requested by the Investor, engaged in good faith negotiations regarding any revisions to this Agreement, the Plan or any other agreement or document proposed by the Investor and Highland Capital and again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternate Transaction remains a Superior Transaction and (z) prior to or contemporaneously with such termination the Company shall pay to the Investor the Alternate Transaction Fee;

(iii)	on or after March 31, 2008; provided, that the Closing Date has not occurred by such date; and

(iv)	in accordance with Section 5(u).
For the purposes of this Section 12(e), a “Superior Transaction” shall mean an Alternate Transaction, which the board of directors of the Company, after consultation with its outside legal counsel and its independent financial advisors, determines in good faith to be more favorable to the bankruptcy estate of the Company than the transactions contemplated by this Agreement, the Preferred Term Sheet, the PFTS and the Plan, taking into account, all legal, financial, regulatory and other aspects of such Alternate Transaction, the likelihood of consummating the Alternate Transaction, the likely consummation date of the Alternate Transaction and the identity of the parties or proposed parties to such Alternate Transaction and after taking into account any revisions to the terms of this Agreement, the Plan and/or any other agreement or document proposed during the Consideration Period.

(f)	In addition to any other rights or remedies the Investor may have under this Agreement (for breach or otherwise) but subject to Section 11(b), the Company shall pay a fee of $50,000,000 (the “Alternate Transaction Fee”) to the Investor, and, in any case, the Company shall pay to the Investor and Highland Capital any Transaction Expenses and any other amounts certified by the Investor or Highland Capital to be due and payable hereunder that have not been paid theretofore if this Agreement is terminated pursuant to one of the following:
(i)	pursuant to (x) Section 12(d)(vii)(B) or (y) Section 12(e)(ii);

(ii)	pursuant to Section 12(d)(vii)(A) and, within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated; or

(iii)	pursuant to Section 12(d)(v) based on a willful breach by the Company and within the twenty-four (24) month period following the date of such termination, an Alternate Transaction Agreement is entered into or an Alternate Transaction is consummated.
Payment of the amounts due under this Section 12(f) will be made (i) no later than the close of business on the next Business Day following the date of such termination in the case of a payment pursuant to Section 12(f)(i)(x), (ii) prior to or contemporaneously with such termination by the Company in the case of a payment pursuant to Section 12(f)(i)(y) and (iii) prior to or contemporaneously with the entry into an Alternate Transaction Agreement or the consummation of an Alternate Transaction in the case of a payment pursuant to Section 12(f)(ii) or (iii). Under no circumstances shall the Company be required to pay more than one Alternate Transaction Fee. The provision for the payment of the Alternate Transaction Fee is an integral part of the transactions contemplated by this Agreement and without this provision the Investor would not have entered into this Agreement and shall constitute an allowed administrative expense of the Company under Section 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

(g)	Upon termination under this Section 12, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (x) nothing contained herein shall release any party hereto from liability for any willful breach and (y) the covenants and agreements made by the parties herein in Sections 2(g), 2(h) and 2(i), and Sections 10 through 18 will survive indefinitely in accordance with their terms.

13.	Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
(a)	If to the Investor, to:
Highland-Delphi Acquisition Holdings, LLC
c/o Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: (972) 419-6287
Attn: Mr. Patrick H. Daugherty, Esq.
with a copy to:
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Facsimile: (214) 200-0620
Attention: Janice V. Sharry
(b)	If to Highland Capital, to:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: (972) 419-6287
Attn: Mr. Patrick H. Daugherty, Esq.
with a copy to:
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Facsimile: (214) 200-0620
Attention: Janice V. Sharry
(c)	If to the Company, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098

Attention:	John Sheehan – Facsimile: (248) 813-2612
David Sherbin / Sean Corcoran – Facsimile: (248) 813-2491

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile: (212) 735-2000/1
Attention:	Eric L. Cochran
Marie L. Gibson

and

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Facsimile: (312) 407-0411
Attention:	John Wm. Butler, Jr.
George Panagakis
14.	Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except to an Ultimate Purchaser or to a Related Purchaser pursuant to Sections 2(a) and 2(j). Notwithstanding the previous sentence, subject to the provisions of Sections 2(a) and 2(j), this Agreement, or the Investor’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Investor to any Affiliate of the Investor over which the Investor or any of its Affiliates exercise investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor. Notwithstanding the foregoing or any other provisions herein, except pursuant to an Additional Investor Agreement acceptable to the Company, the Investor and Highland Capital no such assignment will relieve the Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in Section 10 with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.
15.	Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

16.	GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE INVESTOR AND HIGHLAND CAPITAL HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
17.	Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
18.	Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.
19.	Adjustment to Shares. If, in accordance with the terms of this Agreement, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, references to the numbers of such shares and the prices therefore shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.
20.	Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21.	Publicity. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and the Investor each shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan, and prior to making any filings with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law or by the request of any governmental entity.
22.	Knowledge; Sole Discretion. The phrase “knowledge of the Company” and similar phrases shall mean the actual knowledge of the Chief Restructuring Officer of the Company and such other officers as the Company, the Investor and Highland Capital shall reasonably agree. Whenever in this Agreement any party is permitted to take an action or make a decision in its “sole discretion,” the parties hereto acknowledge that such party is entitled to make such decision or take such action in such party’s sole and absolute and unfettered discretion and shall be entitled to make such decision or take such action without regard for the interests of any other party and for any reason or no reason whatsoever. Each party hereto acknowledges, and agrees to accept, all risks associated with the granting to the other parties of the ability to act in such unfettered manner.
23.	Disclaimer. Nothing contained in this Agreement is intended to bind, or take any action, directly or indirectly, by Highland Capital on behalf of, Highland Capital Credit Strategies Fund and neither the Investor nor Highland Capital is, directly or indirectly, acting on behalf of, or as a joint participant or joint and several participant with, Highland Credit Strategies Fund with respect to the matters set forth in this Agreement, the PFTS, or with respect to any matters relating to their or any of their Affiliates’ respective investments or interest in the Company.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DELPHI CORPORATION

By:

Name:
Title:

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc.
Its:	General Partner

By:	/s/ Patrick H. Daugherty

Name:	Patrick H. Daugherty
Title:	Secretary

HIGHLAND-DELPHI ACQUISITION HOLDINGS, LLC

By:	Highland Capital Management, L.P.
Its:	Managing Member

By:	Strand Advisors, Inc.
Its:	General Partner

By:	/s/ Patrick H. Daugherty

Name:	Patrick H. Daugherty
Title:	Secretary

SCHEDULE 1

Defined Term	Section
Actual Knowledge	Section 12 (d)
Additional Investor Agreements	Section 2 (j)
Affiliate	Section 2 (a)
Agreement	Recitals
Alternate Transaction	Section 9 (a)
Alternate Transaction Agreement	Section 9 (a)
Alternate Transaction Fee	Section 12 (f)
Amended and Restated Constituent Documents	Section 8 (c)
Appaloosa/Cerberus EPCA	Section 3 (pp)
Approval Order	Section 9 (a)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Section 3 (b)(i)
Business Day	Section 1 (c)(iii)
Business Plan	Section 5 (t)
Capital Structure Date	Section 3 (d)
Cash	Section 9 (a)
Certificate of Designations	Section 1 (a)
Change of Recommendation	Section 9 (a)
Chapter 11 Cases	Recitals
Closing Date	Section 2 (c)
Closing Date Outside Date	Section 12 (d)(iii)
Code	Section 3 (z)(ii)
Commission	Section 1 (c)(ii)
Commitment Fees	Section 2 (g)(ii)
Commitment Parties	Recitals
Commitment Party	Recitals
Common Purchase Price	Section 1 (a)
Common RO Shares	Section 1 (a)
Common Share	Section 1 (a)
Common Unsubscribed Shares	Section 2 (a)
Company	Recitals
Company ERISA Affiliate	Section 3 (z)(ii)
Company Financing Proposal	Section 5 (u)
Company Plans	Section 3 (z)(i)
Company SEC Documents	Section 3 (j)
Confirmation Order	Section 9 (a)
Confirmation Order Approval Date	Section 9 (a)
Confirmed Plan	Section 9 (a)
Consideration Period	Section 12 (e)(ii)
Debt Financing	Section 5 (u)
Debtors	Recitals
Debtors	Recitals

Defined Term	Section
DGCL	Section 3 (oo)

DIP Order	Section 2 (i)
DIP Order	Section 2 (i)
Direct Subscription Shares	Section 2 (a)
Disclosure Letter	Section 3
Disclosure Letter Delivery Date	Section 3
Disclosure Statement	Section 5 (b)
Disclosure Statement Approval Date	Section 5 (b)
Disclosure Statement Filing Date	Section 3 (oo)
Disclosure Statement Order	Section 9 (a)
Disinterested Director	Section 8 (c)
Distribution Date	Section 1 (c)(ii)
E&Y	Section 3 (q)
Effective Date	Section 1 (c)(iii)
Eligible Holder	Section 1 (a)
Environmental Laws	Section 3 (x)(i)
Equity Commitment Letters	Section 4 (k)
ERISA	Section 3 (z)(i)
Exchange Act	Section 3 (i)
Existing Shareholder Rights Plan	Section 3 (d)
Expiration Time	Section 1 (c)(iii)
Extension Fees	Section 2 (g)
Financing Decision Date Proposal	Section 5 (u)
Financing Notice Proposal	Section 5 (u)
Financing Order	Section 2 (i)
GAAP	Section 3 (i)
GM	Section 3 (y)(vi)
GM Package	Section 5 (p)
GM Settlement	Section 5 (p)
HSR Act	Section 3 (g)
Indebtedness	Section 9 (a)
Indemnified Person	Section 10 (a)
Indemnifying Party	Section 10 (a)
Initial Approval Order	Recitals
Intellectual Property	Section 3 (s)
Investment Decision Package	Section 3 (k)
Investor	Recitals
Investor Shares	Section 2 (a)
Issuer Free Writing Prospectus	Section 3 (k)
IUE-CWA	Section 5 (v)
Labor Agreements	Section 5 (v)
Losses	Section 10 (a)
Material Adverse Effect	Section 3 (a)
Maximum Number	Section 2 (a)

Defined Term	Section
Minimum Investor Allocation	Section 2 (a)
Minimum Investor Allocation Shares	Section 2 (a)
Money Laundering Laws	Section 3 (ee)
Monthly Financial Statements	Section 5 (c)
Motion	Recitals

Multiemployer Plans	Section 3 (z)(ii)
Net Indebtedness	Section 9 (a)
New Common Stock	Section 1 (a)
OFAC	Section 3 (ff)
Option	Section 3 (d)
Options	Section 3 (d)
PFTS	Section 1 (b)
Plan	Section 1 (b)
Preferred Debt Financing	Section 5 (u)
Preferred Purchase Price	Section 1 (a)
Preferred RO Shares	Section 1 (a)
Preferred Share	Section 1 (a)
Preferred Stock	Section 1 (a)
Preferred Term Sheet	Recitals
Preferred Unsubscribed Shares	Section 2 (a)
Preliminary Rights Offering Prospectus	Section 3 (k)
Proceedings	Section 10 (a)
Purchase Notice	Section 1 (c)(vi)
Purchase Price	Section 1 (a)
Record Date	Section 1 (a)
Registration Rights Agreement	Section 8 (c)(iv)
Related Purchaser	Section 2 (a)
Resale Registration Documents	Section 8 (c)
Resale Registration Statement	Section 8 (c)
Restricted Period	Section 5 (j)
Right	Section 1 (a)
Rights Exercise Period	Section 1 (c)(iii)
Rights Offering	Section 1(a)
Rights Offering Prospectus	Section 3 (k)
Rights Offering Registration Statement	Section 3 (k)
RO Shares	Section 1 (a)
Satisfaction Notice	Section 1 (c)(vi)
Securities Act	Section 1 (c)(ii)
Securities Act Effective Date	Section 3 (k)
Share	Section 1 (a)
Shareholders Agreement	Section 8 (c)
Significant Subsidiary	Section 3 (a)
Single-Employer Plan	Section 3 (z)(ii)
Stock Plans	Section 3 (d)
Subscription Agent	Section 1 (c)(iii)

Defined Term	Section
Subsidiary	Section 3 (a)
Superior Transaction	Section 12 (e)
Syndication Purchasers	Section 1 (c)(vii)
Other Counsel	Section 2 (i)
Takeover Statute	Section 3 (oo)
Taxes	Section 3 (y)
Tax Returns	Section 3 (y)(i)
Transaction Agreements	Section 3 (b)(i)
Transaction Expenses	Section 2 (i)
Transformation Plan	Section 3 (m)(vii)
UAW	Section 3 (qq)
UAW MOU	Section 3 (qq)

Ultimate Purchasers	Section 2 (j)
Unsubscribed Shares	Section 2 (a)
USW	Section 5 (v)

EXHIBIT A
SUMMARY OF TERMS OF SERIES A SENIOR CONVERTIBLE PREFERRED STOCK
     Set forth below is a summary of indicative terms for a potential investment in Delphi Corporation by (i) certain entities, funds and accounts, to be designated, managed, or controlled, directly or indirectly, by Highland Capital Management, L.P. (“Highland Capital”) and its affiliates. The Investment is being made in connection with a Plan of Reorganization of Delphi Corporation under Chapter 11 of the Bankruptcy Code. All capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Delphi-Highland Equity Purchase and Commitment Agreement of even date herewith (the “EPCA”).

Issuer:	Delphi Corporation (the “Company”), a corporation organized under the laws of Delaware and a successor to Delphi Corporation, as debtor in possession in the chapter 11 reorganization case (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York.

Investors:	Certain entities, funds and accounts, to be designated, managed, or controlled, directly or indirectly, by Highland Capital and other Related Purchasers and Ultimate Purchasers.

Securities to be Issued:	Series A Senior Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Issuance of Preferred Stock:	The Investor (or Related Purchasers or Ultimate Purchasers) shall purchase on the Closing Date 450,000 shares of Preferred Stock on the Closing Date for $1,000 per share as set forth in the EPCA. Subject to the GM holdback referenced below, the Company shall offer and sell 450,000 shares of the Preferred Stock for $1,000 per share (or an aggregate purchase price of $450,000,000) pursuant to a rights offering whereby the Company will distribute at no charge to each holder, including, to the extent applicable, the Investors, that number of rights in respect of shares of Common Stock outstanding and held of record as of the close of business on a record date to be set by the Board of Directors of the Company that will enable each such holder to purchase up to its pro rata portion of the Preferred Stock. The Preferred Stock shall initially be convertible into approximately 22.8 million shares of New Common Stock at a conversion price of $39.46 per share of New Common Stock, subject to adjustment. The Investor (or Related Purchasers or Ultimate Purchasers) will also have the obligation to purchase any shares of Preferred Stock not subscribed for in the rights offering as set forth in the EPCA.
GM shall be entitled to a holdback whereby GM shall have the right to participate in the rights offering and purchase up to 3% (or 27,000 shares) of the Preferred Stock, which shall initially be convertible into approximately 0.7 million shares of Common Stock at a conversion price of $39.46 per share of New Common Stock.
The Stated Value of the Preferred Stock shall be $1,000 per share.

Mandatory Conversion into	The Company shall convert all, but not less than all, of the Preferred Stock on or after the seventh anniversary of the Issue Date at the Conversion Price in effect

1

Common Stock:	on such conversion date; provided, that no such conversion may be made unless the Closing Price for the Common Stock for at least 35 trading days in the period of 45 consecutive trading days immediately preceding the date of the notice of conversion shall be in excess of 150% of the initial per share plan value. The Company may not effect the conversion unless the Company has at the conversion date an effective shelf registration covering resales of the shares of Common Stock received upon such conversion of the Preferred Stock.

Liquidation Rights:	In the event of any liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Preferred Stock shall receive, in exchange for each share, out of legally available assets of the Company, a preferential amount in cash equal to (i) the Stated Value plus (ii) the aggregate amount of all accrued and unpaid dividends or distributions with respect to such share (such amount being referred to as the “Liquidation Value”).

Ranking:	The Preferred Stock will rank senior to any other class or series of capital stock of the Company with respect to any dividend payments or distributions upon liquidation, dissolution or winding up of the Company.

Conversion of Preferred Stock into Common Stock:	Each share of Preferred Stock shall be convertible at any time, without any payment by the Holder thereof, into a number of shares of Common Stock equal to (i) the Liquidation Value divided by (ii) the Conversion Price. The Conversion Price shall initially be $39.46 per share, subject to adjustment from time to time pursuant to the anti-dilution provisions of the Preferred Stock (as so adjusted, the “Conversion Price”). The anti-dilution provisions will contain customary provisions with respect to stock splits, recombinations and stock dividends and customary weighted average anti-dilution provisions in the event of, among other things, the issuance of rights, options or convertible securities with an exercise or conversion or exchange price below the Conversion Price, the issuance of additional shares at a price less than the Conversion Price and other similar occurrences.

Dividends:	The holder of each share of Preferred Stock shall be entitled to receive dividends and distributions on the Preferred Stock at an annual rate of 3.25% of the Liquidation Value thereof, payable quarterly in cash. Unpaid dividends shall accrue. In addition, if any dividends are declared on the Common Stock, the Preferred Stock shall be entitled to receive, in addition to the dividend on the Preferred Stock at the stated rate, the dividends that would have been payable on the number of shares of Common Stock that would have been issued on the Preferred Stock had it been converted immediately prior to the record date for such dividend.

Preference with Respect to Dividends:	Each holder of Preferred Stock shall, prior to the payment of any dividend or distribution in respect of the Common Stock or any other class of capital stock of the Company ranking junior to the Preferred Stock, be entitled to be paid in full the dividends and distributions payable in respect of the Preferred Stock.

Restriction on Redemptions of Junior Stock:	So long as shares of Preferred Stock having a Liquidation Value of $250 million or more remain outstanding, the Company shall not, and shall not permit any of its subsidiaries to, purchase, redeem or otherwise acquire for value any shares of Common Stock or any shares of any other class of capital stock of the Company

2

ranking junior to the Preferred Stock except customary provisions with respect to repurchase of employee equity upon termination of employment.

Governance; Board of Directors:	As set forth on Schedule I attached hereto.

Voting Rights:	Non-voting, except as otherwise required under Delaware law and except that, if, at any time, four (4) quarterly dividends are accrued and not paid, the holders of the Preferred Stock shall be entitled to vote, on an “as converted” basis, together with the holders of the Common Stock, on all matters submitted to stockholders until all accrued and unpaid dividends have been paid. The voting rights set forth above shall be in addition to any voting rights to which the holders of the shares of Preferred Stock are entitled under Delaware law.

Reservation of Unissued Stock:	The Company shall maintain sufficient authorized but unissued securities of all classes issuable upon the conversion or exchange of shares of Preferred Stock and Common Stock.

Registration Rights:	As set forth in the Registration Rights Agreement contemplated by the EPCA.

Stockholders Agreement:	Additional terms will be contained in a Stockholders Agreement to be executed and delivered by the Investors and the Company on the Closing Date as set forth in the EPCA.

Governing Law:	State of Delaware

Disclaimer:	Nothing contained in this summary term sheet is intended to bind, or take any action, directly or indirectly, by Highland Capital on behalf of, Highland Capital Credit Strategies Fund and neither Highland Capital nor any of the Investors is, directly or indirectly, acting on behalf of, or as a joint participant or joint and several participant with, Highland Credit Strategies Fund with respect to the matters set forth in this summary term sheet, the EPCA, the exhibits thereto, or with respect to any matters relating to their or any of their or their Affiliates’ respective investments or interest in the Company.

3

Schedule I
Corporate Governance Guidelines
     The Board of Directors of the Company shall consist of nine (9) directors, each of which shall be nominated prior to the Disclosure Statement hearing. The Board of Directors will be classified for an initial 3 year staggered cycle. Charter documents will provide that the initial stockholders annual meeting after emergence would be held in 2009 and will also provide classes will come up for election at the meetings to be held in the following years:
•	Class I—2009;

•	Class II—2010; and

•	Class III —2011.
The Board of Directors shall consist of and be classified as follows:
•	One (1) director, Rodney O’Neal, who will also be the Chief Executive Officer and President (the “CEO”) (Class II director);

•	Three (3) directors to be nominated by Highland Capital Management, L.P. (“Highland Capital”) (One Class I, One Class II and One Class III director) (each a “Highland Director”);

•	Three (3) directors to be nominated by the Unsecured Creditors Committee (One Class I, One Class II and One Class III director).

•	One (1) director to be nominated by the current Board of Directors of the Company (Class I director); and

•	One (1) director to be nominated by the Equity Committee; (Class I director).
     Notwithstanding the foregoing, all directors shall be qualified to serve as directors of the Company and at least six (6) of the nine (9) directors shall satisfy all applicable independence requirements for directors including those of the relevant stock exchange on which it is expected the New Common Stock would be traded, as such requirements may be amended or otherwise in effect with respect to the New Common Stock of the Company. Two of the Highland Directors may be individuals selected by Highland Capital.
     A committee (the “Search Committee”) shall be appointed consisting of: John Opie, the representative of the Company, a representative of the Unsecured Creditor’s Committee to be designated by the Unsecured Creditor’s Committee, a representative of Highland Capital to be designated by Highland Capital and Rodney O’Neal, who shall only serve as an ex-officio, non-voting member. The Search Committee shall be responsible for interviewing and shall nominate the following: one (1) Highland Capital representative, one (1) Unsecured Creditor’s Committee Representative, the current Board of Directors’ representative and the one (1) representative from the Equity Committee, subject in each case to the right of two-thirds of the members of the Search Committee to block the nomination of any candidates. The entire Search

1

Committee shall be entitled to participate in all interviews for candidates and in a discussion of such potential director following such interview.
     In addition, the Search Committee shall determine by majority vote the Committee assignments of the initial Board of Directors; provided, that at least one (1) Highland Director shall be the Chairman of the Compensation Committee of the Board;
     In determining the qualifications of any proposed director, consideration must be given to the character, leadership skills, integrity and judgment, knowledge and experience in matters of business, finance, accounting, economics, government relations, academics, science or the like of any proposed director and a candidate must establish that he or she has sufficient time and energy to serve on the Board and at least one standing Committee thereof.
     After the initial selection of the directors the nominees for election of the directors shall be determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors.
     For a period of three (3) years from the Closing Date, Highland Capital and any other beneficial owners of 10% or more of the New Common Stock who are Ultimate Purchasers will agree not to solicit any proxies or written consents that would seek to remove any of the foregoing directors or would seek to nominate candidates in opposition to these directors. During such period of three (3) years from the Closing Date, Highland Capital shall also be entitled to remove or replace any of its director representatives.
     Excluding in all events any shares of New Common Stock or Preferred Stock acquired on the Closing Date, for a period of one (1) year from the Closing Date, Highland Capital and its Affiliates will not acquire, offer or propose to acquire or solicit, or offer to acquire or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, gift or otherwise, direct or indirect beneficial ownership (as such terms are defined in Rule 13d-3 of the Exchange Act), any additional shares of New Common Stock or Preferred Stock following the Closing Date, if after giving effect thereto Highland Capital or its Affiliates would have direct or indirect beneficial ownership (as such terms are defined in Rule 13d-3 of the Exchange Act) of more than 25% of the New Common Stock.

2

EXHIBIT B TO EQUITY PURCHASE AND COMMITMENT AGREEMENT
PLAN FRAMEWORK TERM SHEET
     The Plan shall contain all of the following terms:
1. Administrative and Priority Claims: A condition precedent to the effectiveness of the Plan (subject to the waiver provisions to be negotiated in connection with the Plan) shall be that the Plan provide for the full payment of administrative and priority claims which are not separately classified pursuant to Section 1123(a)(1) of the Bankruptcy Code
2. Secured Claims: All senior secured debt will be paid in full (i.e. par plus accrued interest) in cash.
3. Trade and Other Unsecured Claims:
     a. A condition precedent to the effectiveness of the Plan (subject to the waiver provisions to be negotiated in connection with the Plan) shall be that the Plan provide that the aggregate amount of all trade claims and other unsecured claims, including any accrued interest, but excluding (i) unsecured senior and subordinated bond and other unsecured funded debt claims (the “Unsecured Funded Debt Claims”) (ii) GM claims, and (iii) the Flow-Through Claims (as defined below), (the “Trade and Other Unsecured Claims”) that have been asserted or scheduled, but not yet disallowed as of the effective date of the Plan shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.7 billion plus $                     million in accrued interest.1
     b. All Trade and Other Unsecured Claims and all Unsecured Funded Debt Claims will be paid in full (i.e. par plus accrued interest) with a combination of cash (40% recovery) and stock (60% recovery) equaling 55.4 million shares of New Common Stock (as defined in Section 9 herein and in the Investment Agreement) (36% of pro forma equity) valued at $45.00 per share. (see fn 1, below).
4. Trust Preferred Creditor Claims: All Trust Preferred Creditor Claims will be paid in full (i.e., par plus accrued interest) with a combination of 10 million shares of New Common Stock (valued at $45 per share) and a total of $28 million in cash.
5. Debt-Related Securities Claims: Any allowed debt-related securities claims, including all claims asserted or which could be asserted against the Debtors in the pending Multidistrict Litigation (“MDL”) against the Debtors and others, (all of which are subordinated pursuant to Section 510(b) of the Bankruptcy Code) will be fully and exclusively satisfied from available

[1]	Subject to adjustment downward of both cash and stock based on any additional amounts paid or not collected by the Debtors or reductions to the business plan, which must be offset by a reduction to the $1.7 billion cap of “other unsecured claims” from $1.7 billion to $1.3 billion, as discussed by Rothschild and the Debtors with Lehman.

1

insurance, unless otherwise agreed to in writing by the Debtors, the Unsecured Creditors’ Committee and the Investors. At or before the confirmation hearing, the Bankruptcy Court will estimate the allowable amount and priority of all securities claims, including debt-related securities claims, for distribution purposes.
6. Flow-Through Claims: (i) Customer and environmental obligations, (ii) employee-related (excluding collective bargaining-related obligations) and other obligations (as to be agreed by the Debtors and the Investor) and (iii) litigation exposures and other liabilities that are covered by insurance (as to be agreed by the Debtors and the Investor and scheduled in the Plan) ((i), (ii) and (iii) together, the “Flow-Through Claims”) will be unimpaired and will be satisfied in the ordinary course of business of the Debtors (subject to the preservation and flow-through of all estate rights, claims and defenses with respect thereto, which shall be fully reserved).
7. GM Claims: GM will receive:
     a. $2.7 billion in cash;
     b. An unconditional release of any alleged estate claims against GM and its affiliates, to the extent provided in the GM Settlement, in exchange for a financial contribution to the Debtors and in satisfaction of GM’s claims against the Debtors.
     c. Repayment in full of GM’s $1.5 billion pension note within ten (10) days of the effective date of the Plan, in accordance with Section 414(1) of the Internal Revenue Code (the “414 Obligation”);
     d. Reinstatement of certain GM claims under the Plan which will be satisfied by the Debtors in the ordinary course of business;
     e. Implementation of any other terms relating to GM as outlined in the Debtors’ announcement dated December 18, 2006 or as may be included in any Delphi/GM Definitive Documents; and
     f. An allowed general unsecured claim for all claims and rights of GM and its affiliates (excluding claims in respect of the 414(1) Obligation, all Flow-Through Claims and all other claims and amounts to be treated in the normal course or arising or paid pursuant to the Delphi/GM Definitive Documents) that will be satisfied with 1.6 million shares of New Common Stock (as defined below) and the right to participate for an aggregate 6% of the New Common Stock offered in the Rights Offering equal to approximately 3.7 million shares of New Common Stock and 3% of the Series A Preferred offered in the Rights Offering equal to approximately 0.7 million shares of the Preferred (as defined below).
8. Shareholder Interests and Claims:
     a. Shareholders will receive 3.0 million shares of New Common Stock (out of a total of 153.8 million shares of New Common Stock in reorganized Delphi), at a Plan-deemed value of $45 per share, and the right to purchase Common RO Shares and Series A Preferred (each as

2

defined below) in accordance with the terms of the Investment Agreement.
     b. Holders of allowed or estimated MDL-related equity securities claims, if any, shall be satisfied fully and exclusively from available insurance, unless otherwise agreed to in writing by the Debtors, the Equity Committee and the Investors. At or before the confirmation hearing, the Bankruptcy Court will estimate the allowable amount and priority of all securities claims, including equity-related securities claims, for distribution purposes.2
9. Delphi will conduct a Rights Offering whereby it will offer to holders of common stock as of a record date to be determined (a “Shareholder”) the opportunity to purchase its pro rata share of new common stock (the “New Common Stock”) and Delphi’s new Series A Senior Convertible Preferred Stock (the “Series A Preferred”), consisting of 61.05 million shares of New Common Stock at a purchase price of $39.46 per share and 450,000 shares of Series A Preferred at a conversion price of $39.46 per share, subject to the GM holdback referenced above and a guaranteed minimum allocation of shares of New Common Stock to the Investor and any Related Purchasers and Ultimate Purchasers, as those terms are defined in the Investment Agreement and in accordance with the terms and conditions as are set forth in the Investment Agreement and this Section 9. Regardless of the size of the Rights Offering, Shareholders will have a pro rata allocation of rights equal to at least 90% of the New Common Stock offered and 450,000 of the Series A Preferred, subject to GM’s participatory rights as described above. The Rights Offering shall be commenced promptly, and no later than five (5) business days following the occurrence of both (i) the Confirmation Date and (ii) the effectiveness of the Rights Offering Registration Statement under applicable securities laws (the “Distribution Date”). The rights shall be freely tradable. The Investor, or any Related Purchaser or Ultimate Purchaser, will purchase any shares of New Common Stock and up to 450,000 Series A Preferred unsubscribed in the Rights Offering (the “Backstop”). The Investor and any Related Purchaser or Ultimate Purchaser shall be entitled to receive (i) a minimum allocation of rights equal to 10% of the New Common Stock offered for purchase in the Rights Offering and (ii) shall be entitled to purchase 450,000 shares of the Series A Preferred at a conversion price of $39.46 per share on the Closing Date. The Series A Preferred and any shares of New Common Stock to be acquired by the Investor, any Related Purchase and any Ultimate Purchaser is referred to herein as the “Investor Shares”. In addition, the Investor shall be entitled to receive commitment fees aggregating $60,750,000, and additional fees if the Closing Date is extended past January 31, 2008 and if an alternate transaction is pursued by the Debtors, plus certain out of pocket expenses.
10. Delphi will arrange for payment on the effective date of the Plan of $3.5 billion to fund its pension obligations. Such payment will include GM taking $2.0 billion of net pension obligations pursuant to a 414(l) transaction (the “414(l) Assumption”), which amount shall be reduced to no less than $1.5 billion if (a) Delphi and the Plan Investors determine that any greater amount will have an adverse impact on the Debtors or (b) the Plan Investors determine that any greater amount will have an adverse impact on the Plan Investors’ proposed investment in the Debtors. GM will receive a note from Delphi in the amount of the 414(l) Assumption transferred in the 414(l) transaction, subject to agreed market terms to be specified in the Delphi/GM Definitive Documents; provided, however, that such note will be due, payable and

[2]	This is subject to the Court determining the appropriate treatment of such claims, if any, under Section 510(b) of the Bankruptcy Code.

3

paid in full at par plus accrued interest in cash within ten (10) days following the effective date of the Plan.
11. Reorganized Delphi will be subject to the following corporate governance provisions:
     a. Composition of the Board of Directors and resolution of other corporate governance issues as mutually agreed upon among the Investor, the Debtors and GM, in accordance with the structure described on Schedule 1 of Exhibit A to the Investment Agreement.
     b. The current executive management team will remain in its current role after consummation of the Plan, with Rodney O’Neal serving as CEO. The Investor and the senior management of the Debtors will develop a competitive compensation plan to be part of the Plan.
12. The Debtors will reimburse or pay the Investor’s and Highland Capital’s reasonably incurred out-of-pocket costs and expenses, including legal and consultant fees, incurred on or prior to the effective date of the Plan or related to the closing of the transactions, provided that such costs and expenses shall not exceed $20 million, all in accordance with the terms of the Investment Agreement.
13. Conditions precedent to the effectiveness of the Plan shall be as set forth in the Investment Agreement.
14. A joint claims oversight committee shall be established on the effective date of the Plan, or as soon thereafter as practicable, to monitor claims administration, provide guidance to the Debtors and address the Bankruptcy Court if such post-effective date joint claims oversight committee disagrees with the Debtors’ determinations requiring claims resolution. The composition of the joint claims oversight committee shall be satisfactory to the Investor in its sole and absolute discretion, but in any case, shall include at least one representative appointed by the Investor.

[3]	Highland Capital and Investor intend the $1.5 billion to be a cap.

4

Exhibit C
Exit Financing Investor Due Diligence - Highland Capital June 16, 2007 Exhibit C

Exit Financing
Summary Timeline

Exhibit C

- Provided lenders with proposed exit facility summary terms — June 11

- Receive preliminary proposals from lenders on selected financing structure — File POR

---

- Lender meetings
- Closing — Emergence

DELPHI

Confidential 2

Exit Financing Summary Timeline Provided lenders with proposed exit facility summary terms Receive preliminary proposals from lenders on selected financing structure Define lending roles and shorten list of potential lead lenders Provide lenders with final BBP based on final deal and complete lender due diligence Obtain and negotiate firm commitment letters Select lead lenders Rating agency meetings Determine required marketing materials and timeline Legal document review and refresh any confirmatory due diligence Lender meetings Closing Confirmation Hearing Emergence June 11 File POR Disclosure Statement Hearing Exhibit C

Exit Financing Process / Status Identified key relationship lenders that may play a potential role in the exit financing Merrill Lynch (ML), UBS, JP Morgan (JPM), Deutsche Bank (DB), Citibank (Citi), Goldman Sachs (GS), Bank of America (BofA) Includes 6 of the top 10 lenders based on 2006 syndicated loans in the U.S., ranked by amounts (Source: 1/2/07 Wall Street Journal) Includes 7 of the top 10 lenders based on 2006 corporate high-yield debt in the U.S. and int'l markets, ranked by proceeds (Source: 1/2/07 Wall Street Journal) Obtained confidentiality agreements and releases for PWC due diligence reports from lenders not covered under EPCA agreement JPM, DB, Citi, GS executed Provided and reviewed Budget Business Plan materials, Illustrative Recapitalization model ($7.1b debt), and PWC due diligence reports with non-EPCA lenders ML provided model based on GM/UCC/Appaloosa Agreement as of 5.3.07 while non-EPCA lenders were provided a baseline standalone model Received and reviewed financing structure proposals ML, JPM, DB, Citi Responded with proposed exit facility summary terms Exhibit C

Strong market conditions exist for financing Potential for limited covenants / covenant-lite financing Opportunities for flexibility to structure within 2nd lien and unsecured bond markets Opportunities to pay interest in cash to start and toggle to pay in principal (Pay in Kind toggle or "PIK toggle") on a portion of structure to provide a level of debt service flexibility Opportunities to issue debt in European subsidiaries Several capital structure alternatives are available and exit financing will comprise a combination of the following: Considerations for each of these alternatives are detailed in the following pages Exit Financing Available Structures Asset based/secured revolver governed by a borrowing base 1st lien term loan secured by a first lien on stock of foreign subsidiaries, and a 2nd lien on revolver assets 2nd lien secured term loan and / or unsecured notes to round out the financing needs $1.25 - 1.75 b $4.35 - 6.5 b $0.6 - 2.5 b Assumes $7.1 b funded debt at close plus unfunded revolver Exhibit C

Exit Financing Recommendation Asset based/secured revolver & 1st lien secured term loan Revolver & term loan sized to maximize liquidity given collateral value projections Currently assuming $1.5 b revolver & $5.6 b term Revolver with borrowing base and limited / covenant-lite structure Term loan with incurrence based covenants, delayed draw and synthetic letter of credit facility Unsecured notes Sized based on outcome of revolver and term loan maximization Currently assuming $1.5 b unsecured notes Provides diversified, long-term, permanent capital structure that mitigates refinancing risks Preserves future secured debt capacity by allowing for additional 2nd lien debt Ability to PIK toggle on approximately 50% provides additional flexibility at a minimal premium To maximize operating liquidity, preserve future secured debt capacity, manage interest rate cost & risk the following is recommended: Exhibit C

Exit Financing
Recommended Structure

Exhibit C

Facility	Amount	Preliminary Illustrative Indicative Rate Range [1] Low	Mid	High	Cash / PIK Toggle	Maturity	Amortization
Exit financing							
Revolver [2]	-	L + 150	L + 175	L + 225	Cash	5 years	n/a
1st Lien	5,600	L + 225	L + 250	L + 300	Cash	7 years	1% per annum
Unsecured notes	750	8.50%	9.00%	9.50%	Cash	10 years	Non-callable 5 yrs
Unsecured notes	750	8.75%	9.25%	9.75%	PIK Toggle [4]	10 years	Non-callable 5 yrs
Subtotal - exit drawn	**7,100**						
ROW/other [3]							
Securitization	133						
Factoring	398						
Debt	105						
Capital leases	54						
ID bonds	26						
Total debt	**7,816**						
Less: Cash at emergence	1,167						
Net debt	**6,649**						

(1) Based on preliminary pricing discussions with the lenders
(2) Revolver sized from $1,250-1,750 and includes an unused commitment fee of 37.5 bps
(3) ROW/other assumes pre-petition debt reinstated
(4) PIK Toggle cash pay coupon increases by 25 to 37.5bps and an additional 75bps when PIK option utilized

MEMO: Debtor-in-Possession Facility

Facility	Amount	Maturity	Undrawn Cost	Drawn Cost
Revolver Size	1,750	12/31/07	37.5bps	L + 250
First Priority Term Loan	250	12/31/07	N/A	L + 225
Second Priority Term Loan	2,496	12/31/07	N/A	L + 275

DELPHI

Confidential 6

Exit Financing Recommended Structure Exhibit C

Exit Financing Open Considerations Certain lender exit financing proposals included European debt placement Preliminary internal / E&Y study indicates tax efficiencies of foreign debt placement can be achieved through U.S. debt placement with push-down strategy European Holdco structure requires push-down strategy as well to place debt in proper countries Lenders have not completed proper due diligence on Delphi legal structure to adequately recommend European debt placement Current legal structure does not include overall European Holdco Luxembourg Holdco structure in existence today includes limited foreign operations European placement may market better and provide potential upside to current recommendation Additional due diligence and input required from lenders, tax, and legal Exhibit C

Exit Financing
Recommended Structure
$1b Adjusted BBP

Exhibit C

($ in millions)	2007 Plan	2008 Plan	2009 Plan	2010 Plan	2011 Plan	07 - '11 Plan
GM Sales	$10,735	$6,492	$5,970	$5,763	$6,021	$34,981
Non-GM Sales & Other	15,169	13,336	14,999	16,616	17,880	78,001
Total Sales	**$25,904**	**$19,829**	**$20,969**	**$22,379**	**$23,901**	**$112,981**
Operating Income / (Loss)	**4,767**	**893**	**1,769**	**1,886**	**2,019**	**11,334**
% margin	*18.4%*	*4.5%*	*8.4%*	*8.4%*	*8.4%*	*10.0%*
Adj. EBITDAR (1)	**547**	**1,902**	**2,482**	**2,517**	**2,596**	**10,044**
% margin	2.1%	9.6%	11.8%	11.2%	10.9%	8.9%
Cash Interest Expense (2)	485	671	688	676	648	3,169
Total Interest Expense	485	671	688	676	648	3,169
Cash Flow before Financing (3)	**(2,312)**	**(199)**	**316**	**459**	**666**	**(1,070)**
Net Debt	**7,030**	**7,230**	**6,913**	**6,454**	**5,788**	

DELPHI

Confidential 9

Exit Financing Recommended Structure Modeling Assumptions The analyses on subsequent pages assume the recommended structure described earlier and the following interest rate assumptions: Revolver bears interest at LIBOR + 200bps with an unused line fee of 37.5bps Exit term facility bears interest at LIBOR + 250bps and amortizes at 1% annually $750 million of unsecured notes bear cash interest at 9.25% $750 million of unsecured notes have a PIK/Cash toggle option. These notes bear cash interest at 9.5% or PIK interest at 10.25% The analyses are based on Delphi's $1b Adj. BBP, and assume Delphi's understanding of the current UCC/GM/Appaloosa agreement regarding shareholder considerations and $2.2 billion investment The selected rates are at the higher range of estimates provided by the lenders. By using these estimates, we can conservatively assess capital structure impacts Exhibit C

Exit Financing
Recommended Structure
$1b Adjusted BBP

Exhibit C

($ in millions)	2007 Plan	2008 Plan	2009 Plan	2010 Plan	2011 Plan	07 - '11 Plan
GM Sales	$10,735	$6,492	$5,970	$5,763	$6,021	$34,981
Non-GM Sales & Other	15,169	13,336	14,999	16,616	17,880	78,001
Total Sales	$25,904	$19,829	$20,969	$22,379	$23,901	$112,981
Operating Income / (Loss)	4,767	893	1,769	1,886	2,019	11,334
% margin	*18.4%*	*4.5%*	*8.4%*	*8.4%*	*8.4%*	*10.0%*
Adj. EBITDAR [1]	547	1,902	2,482	2,517	2,596	10,044
% margin	2.1%	9.6%	11.8%	11.2%	10.9%	8.9%
Cash Interest Expense [2]	485	671	688	676	648	3,169
Total Interest Expense	485	671	688	676	648	3,169
Cash Flow before Financing [3]	(2,312)	(199)	316	459	666	(1,070)
Net Debt	7,030	7,230	6,913	6,454	5,788	

DELPHI

Confidential

9

Exit Financing Recommended Structure $1b Adjusted BBP Assumes 7/1/2007 emergence (1) Adjusted to backout US pension expense / (income) (2) All interest is assumed to be cash pay in this scenario (3) Cash Flow before Financing excludes any distributions to creditors at emergence and includes interest and dividend payments on preferred stock Exhibit C

Exit Financing
Recommended Structure
Capitalization Table

Exhibit C

($ in millions)	2007	2008	2009	2010	2011
Cash	$800	$700	$600	$600	$600
Exit Revolver	$43	$198	-	-	-
Exit Term Facility	5,572	5,516	5,298	4,839	4,173
ROW Securitization	133	133	133	133	133
ROW Factoring	398	398	398	398	398
ROW Other Debt	105	105	105	105	105
Capital Leases	54	54	54	54	54
ID Bonds	26	26	26	26	26
New Unsecured Debt (Cash Only)	750	750	750	750	750
New Unsecured Debt (PIK Toggle)	750	750	750	750	750
Total Debt	$7,830	$7,930	$7,513	$7,054	$6,388
Net Debt	$7,030	$7,230	$6,913	$6,454	$5,788
Convertible Preferred[1]	$650	$650	$650	$650	$650
Total Debt / Adj. EBITDAR	14.3x	4.2x	3.0x	2.8x	2.5x
Net Debt / Adj. EBITDAR	12.9	3.8	2.8	2.6	2.2
Adj. EBITDAR / Cash Interest	1.1	2.8	3.6	3.7	4.0
Adj. EBITDAR / Total Interest	1.1	2.8	3.6	3.7	4.0
Adj. EBITDAR - Capex / Cash Interest	(1.3)	1.6	2.5	2.6	2.8
Adj. EBITDAR - Capex / Total Interest	(1.3)	1.6	2.5	2.6	2.8

(1) For illustrative purposes assumes cash dividends of 3.25%

DELPHI

Confidential

10

Exit Financing Recommended Structure Capitalization Table ($ in millions) 1 (1) For illustrative purposes assumes cash dividends of 3.25% Exhibit C

Exit Financing
Recommended Structure
Sensitivity Scenario

Exhibit C

($ in millions)	2007	2008	2009	2010	2011
Total Sales	$25,904	$18,822	$20,028	$21,322	$22,581
Operating Income / (Loss)	4,767	591	1,487	1,569	1,623
% Margin	*18.4%*	*3.1%*	*7.4%*	*7.4%*	*7.2%*
Adj. EBITDAR [1]	547	1,600	2,200	2,200	2,200
% Margin	*2.1%*	*8.5%*	*11.0%*	*10.3%*	*9.7%*
Option 1 - Cash Pay on All Debt					
Cash Interest Expense	483	677	710	717	718
Total Interest Expense	483	677	710	717	718
Cash Flow before Financing	(2,312)	(406)	5	112	225
Net Debt	7,030	7,437	7,431	7,319	7,094
Option 2 - PIK Toggle Utilized All Years					
Cash Interest Expense	446	601	627	626	630
Total Interest Expense	485	685	717	725	738
Cash Flow before Financing	(2,275)	(330)	89	203	314
Net Debt	7,033	7,447	7,448	7,344	7,139
Memo:					
$1b Adj. BBP - Cash Flow before Financing	($2,312)	($199)	$316	$459	$666
$1b Adj. BBP - Net Debt	7,030	7,230	6,913	6,454	5,788

(1) Adjusted to backout US pension expense / (income)

DELPHI

Confidential

11

Exit Financing Recommended Structure Sensitivity Scenario The following sensitivity scenario assumes Adj. EBITDAR is $1.6 billion in 2008 and $2.2 billion for each of 2009 through 2011, representing an approximate $300 million to $400 million reduction to the BBP Assumes reduction in sales (50%/50% GM/Non-GM) at a blended 30% EBITDAR margin ($ in millions) (1) Adjusted to backout US pension expense / (income) There is a tradeoff between utilizing the PIK feature and carrying higher debt balances Exhibit C

Exit Financing
Recommended Structure
Sensitivity Scenario

Exhibit C

- Capitalization Table – Assuming Cash Pay on All Debt

($ in millions)	2007	2008	2009	2010	2011
Cash	$800	$700	$600	$600	$600
Exit Revolver	$43	$405	$356	$299	$130
Exit Term Facility	5,572	5,516	5,460	5,404	5,348
ROW Securitization	133	133	133	133	133
ROW Factoring	398	398	398	398	398
ROW Other Debt	105	105	105	105	105
Capital Leases	54	54	54	54	54
ID Bonds	26	26	26	26	26
New Unsecured Debt (Cash Only)	750	750	750	750	750
New Unsecured Debt (PIK Toggle)	750	750	750	750	750
Total Debt	$7,830	$8,137	$8,031	$7,919	$7,694
Net Debt	$7,030	$7,437	$7,431	$7,319	$7,094
Convertible Preferred	$650	$650	$650	$650	$650
Total Debt / Adj. EBITDAR	14.3x	5.1x	3.7x	3.6x	3.5x
Net Debt / Adj. EBITDAR	12.9	4.6	3.4	3.3	3.2
Adj. EBITDAR / Cash Interest	1.1	2.4	3.1	3.1	3.1
Adj. EBITDAR / Total Interest	1.1	2.4	3.1	3.1	3.1
Adj. EBITDAR - Capex / Cash Interest	(1.3)	1.1	2.0	2.0	2.0
Adj. EBITDAR - Capex / Total Interest	(1.3)	1.1	2.0	2.0	2.0

DELPHI

Confidential 12

Exit Financing Recommended Structure Sensitivity Scenario Capitalization Table - Assuming Cash Pay on All Debt ($ in millions) Exhibit C

Exit Financing Recommended Structure Sensitivity Scenario

Exhibit C

- Capitalization Table – Assuming PIK Toggle All Years

($ in millions)	2007	2008	2009	2010	2011
Cash	$800	$700	$600	$600	$600
Exit Revolver	$6	$292	$160	$12	-
Exit Term Facility	5,572	5,516	5,460	5,404	5,103
ROW Securitization	133	133	133	133	133
ROW Factoring	398	398	398	398	398
ROW Other Debt	105	105	105	105	105
Capital Leases	54	54	54	54	54
ID Bonds	26	26	26	26	26
New Unsecured Debt (Cash Only)	750	750	750	750	750
New Unsecured Debt (PIK Toggle)	789	873	963	1,062	1,170
Total Debt	$7,833	$8,147	$8,048	$7,944	$7,739
Net Debt	$7,033	$7,447	$7,448	$7,344	$7,139
Convertible Preferred	$650	$650	$650	$650	$650
Total Debt / Adj. EBITDAR	14.3x	5.1x	3.7x	3.6x	3.5x
Net Debt / Adj. EBITDAR	12.9	4.7	3.4	3.3	3.2
Adj. EBITDAR / Cash Interest	1.2	2.7	3.5	3.5	3.5
Adj. EBITDAR / Total Interest	1.1	2.3	3.1	3.0	3.0
Adj. EBITDAR - Capex / Cash Interest	(1.4)	1.3	2.3	2.3	2.2
Adj. EBITDAR - Capex / Total Interest	(1.3)	1.1	2.0	2.0	1.9

DELPHI

Confidential

13

Exit Financing Recommended Structure Sensitivity Scenario Capitalization Table - Assuming PIK Toggle All Years ($ in millions) Exhibit C